UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Registration Statement under the Securities Act of 1933

MANTRA VENTURE GROUP LTD.
(Name of Small Business Issuer in its Charter)

NEVADA	8900	26-0592672
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1205 – 207 West Hastings Street
Vancouver, British Columbia, V6B 1H7
Tel (604) 609 2898
(Address and telephone number of principal executive offices)

CSC Services of Nevada, Inc.
502 East John Street, Carson City, Nevada 89706
Tel (775) 882 3072
(Name, address and telephone number of agent for service)

With a copy to:
Bacchus Corporate and Securities Law
Suite 1820 Cathedral Place, 925 W. Georgia St.
Vancouver, British Columbia, V6C 3L2
Tel (604) 632 1700 Fax (604) 632 1730

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be	Registered	per Share (2)	Price (2)	Registration Fee
Registered	(1)	($)	($)	($)
Shares of Common Stock, par value $0.00001	5,072,578	0.25	1,268,144.50	38.93
Total Fee Due				38.93

1	5,072,578 shares of common stock are offered by the selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the direct offering.

PROSPECTUS

Mantra Venture Group Ltd.
5,072,578 Shares of Common Stock

This Prospectus relates to the resale by 65 selling shareholders of up to 5,072,578 shares of our common stock, including 875,000 solely or jointly controlled by Larry Kristof, our President, Chief Executive Officer and director.

The selling shareholders will offer the 5,072,578 shares at an initial price of $0.25 per share until our common shares are traded on the Over the Counter Bulletin Board. If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices established on the OTC Bulletin Board at the time of sale or privately negotiated prices by the selling shareholders.

Our common stock is presently not traded on any market or securities exchange. We do not intend to apply for listing on any national securities exchange or on the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders and we will incur all costs associated with this Prospectus.

An investment in our common stock is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" below.

Neither the US Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Summary

This Prospectus, any supplement to this Prospectus, and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation” sections of this Prospectus.

Our Business

Mantra Venture Group Ltd. was incorporated as a Nevada company on January 22, 2007. We have five wholly owned subsidiaries, all of which were incorporated in the State of Nevada: Mantra Energy Alternatives Ltd., Carbon Commodity Corporation, Climate ESCO Ltd., Mantra Media Corp., and Mantra Wind Inc.

Our principal office is located at 1205 – 207 West Hastings Street, Vancouver, British Columbia, Canada, V6B 1H7. Our telephone number is (604) 609 2898. Our fiscal year end is May 31.

We are building a portfolio of companies and technologies that mitigate negative environmental and health consequences that arise from the production of energy and the consumption of resources. We have not yet acquired or developed a commercially exploitable technology. Our mission is to develop and commercialize alternative energy technologies and services to enable sustainable consumption, production and management of resources on residential, commercial and industrial scales. We plan to develop or acquire the following technologies and services: electrical power system monitoring technology, carbon dioxide emissions reduction and conversion technology, wind farm electricity generation, online retail of environmental sustainability solutions through a carbon marketplace, and media solutions to promote awareness of corporate actions that support the environment. To carry out our business strategy we intend to acquire or license from third parties technologies that require further development before they can be brought to market. We also intend to develop such technologies ourselves, and we anticipate that to complete commercialization of some technologies we will enter into joint ventures, partnerships, or other strategic relationships with third parties who have expertise that we may require. We also plan to enter into formal relationships with consultants, contractors, retailers, and manufacturers specialized in the areas of environmental sustainability in order to carry out our online retail strategy.

Our current management has experience in business development, capital raising, and marketing and management of industrial services, technologies and other companies, but have limited experience in the alternative energy and environmental sustainability sectors. Our business plan may fail due to our management’s lack of experience in these sectors. We have formed a Corporate Advisory Board consisting of five professionals to consult with us regarding the regulatory, policy, finance and management aspects of our various businesses. Over the next 12 months we also intend to hire several professionals to form a Scientific Advisory Board to assist us with the technical requirements and strategies associated with our planned operations. However, this recruitment plan is in its initial stage. There is no guarantee that we can attract and retain our desired personnel. Our failure to retain qualified and skilled professionals may have an adverse effect on our proposed business. Also, there are many factors, described in detail under the section "Risk Factors”, which may adversely affect our ability to begin and sustain profitable operations.

We are a development stage company that has only recently begun operations. We have not generated any revenues from our intended business activities, and we do not expect to generate revenues in the next 12 months. We have not yet developed or acquired any commercially exploitable technology. Since our inception, we have incurred operational losses. To finance our operation, we completed several rounds of financing and raised $442,420 through the private placements of our common stock.

We will be dependent on future financing in order to maintain our operations and carry out our business plan. For the next twelve months (beginning October 2007), we plan to spend approximately $4,400,000 on acquisition and development of technologies, development of services, and on general operations. We currently do not have sufficient financing to carry out our business plan and there is no assurance that we will be able to obtain the necessary financing. Accordingly, there is uncertainty about our ability to continue our operations. If we cease our operations, you may lose your entire investment in our stock.

The Offering

The 5,072,578 common shares being registered by this Prospectus represent approximately 26% of our issued and outstanding stock. Both before and after the offering, our Chief Executive Officer will control Mantra. Before the offering, Larry Kristof, our director, President and Chief Executive Officer, has control over 15,125,000 shares, which is approximately 78% of our issued and outstanding stock. After the offering, if all 875,000 shares under his control that are being registered in this Prospectus are sold, he will have 14,375,000 shares under his control which will be approximately 74% of our issued and outstanding stock.

Securities Offered	We are registering for sale 5,072,578 common shares held by 65 selling shareholders (including 875,000 controlled by Larry Kristof, our director, President and Chief Executive Officer)

Initial Offering Price:

Our Board of Directors determined the initial offering price of our common stock of $0.25 per share based on several factors including our capital structure, the background of our management and the most recent sale price of $0.25 per share by private placements in September and October 2007. The selling shareholders will sell at an initial price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Shares
to be Sold in this Offering:	None

Securities Issued and to be Issued:

19,432,578 shares of common stock are issued and outstanding as of October 15, 2007. However, if all 500,000 outstanding options granted as of October 15, 2007 were exercised, there would be 19,932,578 shares outstanding. All of the common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for quotation of our common stock. Spartan Securities has agreed to make an application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Financial Summary Information

All of the references to currency in this Prospectus are to US Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" and our accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	For the period from	For the three months	For the period from
	January 22, 2007	ended	January 22, 2007
	(date of inception) to	August 31, 2007	(date of inception) to
	May 31, 2007	(Unaudited)	August 31, 2007
	($)	($)	(Unaudited)
			($)

Revenues	-	-	-

Expenses	30,594	248,272	278,866

Net Loss	(30,594)	(248,272)	(278,866)

Net Loss per share	(0.002)	(0.013)	(0.014)

Balance Sheet Data
	May 31, 2007	August 31, 2007
	($)	(Unaudited)
		($)
Working Capital Surplus
(Deficiency)	(6,968)	121,898
Current Assets	15,271	188,183
Current Liabilities	22,239	66,285

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Business Risks

1. We are a development stage company and we may not be successful in developing our products or our services and the value of your investment could decline.

We are a development stage company with no substantial tangible assets in a highly competitive industry. We have little operating history, no customers, and no revenues. This makes it difficult to evaluate our future performance and prospects. Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry, including the following factors:

  our business model and strategy are still evolving and are continually being reviewed and revised;
  we may not be able to raise the capital required to develop our initial client base and reputation; and
  we may not be able to successfully develop our planned products and services.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in us will decline.

2. We will need significant capital requirements to carry out our business plan, and we will not be able to further implement our business strategy unless sufficient funds are raised, which could cause us to discontinue our operations.

We have incurred expenses of $278,866 during the period from our inception on January 21, 2007 to August 31,2007. We will require significant expenditures of capital in order to acquire and develop our planned technologies and services and to continue our operations. Specifically, we estimate that for the next 12 months our acquisition and development costs of alternative energy sources and energy production technologies, carbon emissions reduction and conversion technologies, carbon emissions and energy consumption assessment software and other business development costs will be approximately $3,640,000 and our operation costs will be approximately $760,000. At August 31, 2007 we had approximately $180,000 in cash assets. Therefore, we expect that we need in total, approximately $4,220,000 in financing in order to implement our business plan for the next 12 months (beginning October 2007). We plan to obtain the necessary funds through private equity offerings. We may not be able to raise sufficient amounts from our planned sources. In addition, if we drastically underestimate the total amount needed to fully implement our business plan, our ability to continue our business will be adversely affected.

Our ability to obtain additional financing is subject to a number of factors, including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

3. We are exposed to risk relating to volatility in the commodity price of fossil fuels such as natural gas and coal, which could have a material adverse impact on prices of alternative energies and related products. It is possible that revenues received from the sale of alternative energy and related products may be insufficient to cover our costs and we may never be profitable.

We expect to generate a portion of our revenues from the sale of products related to the production and use of alternative energy as a commodity. Some of the significant incentives for consumers to use our intended products and services are the rising cost and scarcity of fossil fuels such as oil, natural gas and coal. As a result, we will be exposed to the fluctuating commodity prices applicable to fossil fuels. Historically, fossil fuel prices have been volatile and we expect such volatility to continue. Furthermore, future supply of and demand for fossil fuels are unpredictable. There are many entities in the fossil fuels commodities markets, such large energy companies, cartels, and governments, that are of far greater size and influence than us and which can often cause significant movement in the short and long term supply and prices of fossil fuels. Fluctuations in the commodity price of fossil fuels may have a materially adverse impact on our profitability. We have to factor these fluctuations into our business plan in order to mitigate the associated commodity price risk. There is a risk that we may expend large sums of money to generate alternative energy products and yet a market never properly develops for them and thus we never become profitable due to the market volatility of fossil fuels.

4. Our business is subject to environmental and consumer protection legislation and any changes in such legislation could prevent us from becoming profitable.

The energy production and technology industries are subject to many laws and regulations which govern the protection of the environment, quality control standards, health and safety requirements, and the management, transportation and disposal of hazardous substances and other waste. Environmental laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some environmental laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. Similarly, consumer protection laws impose quality control standards on products marketed to the public and prohibit the distribution and marketing of products not meeting those standards. The costs arising from compliance with environmental and consumer protection laws and regulations may increase operating costs for both us and our potential customers. Any regulatory changes that impose additional environmental restrictions or quality control requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our services, which could prevent us from becoming profitable.

5. The market for alternative energy products, technologies or services is emerging and rapidly evolving and its future success is uncertain. Insufficient demand for our alternative energy products or services would prevent us from achieving or sustaining profitability.

The market for alternative energy is emerging and unproven and its future success is dependent on widespread acceptance and the adoption of environmental sustainability products or technologies. The technologies that we plan to purchase may prove unsuitable for widespread commercial deployment. It is possible that we may spend large sums of money to bring alternative energy products, technologies or services to the market, but demand for our technologies, services or alternative energy products in the market may not develop or may develop more slowly than we anticipate.

Our future success is dependent on:
(a) our ability to quickly react to technological innovations;
(b) the cost-effectiveness of our technologies;
(c) the performance and reliability of alternative energy products and services that we develop;
(d) our ability to formalize marketing relationships or secure commitments for our technologies, products and services;
(e) realization of sufficient funding to support our marketing and business development plan; and
(f) availability of government incentives for the development or use of any products and services that we develop.

We may be unable to develop widespread commercial markets or obtain sufficient demand or broad acceptance for our alternative energy products or technologies or services. We may be unable to achieve or sustain profitability.

6. The development and expansion of our business through acquisitions, joint ventures, and other strategic transactions may create risks that may reduce the benefits we anticipate from these strategic alliances and may prevent us from achieving or sustaining profitability.

We intend to enter into technology acquisition and licensing agreements and strategic alliances such as joint ventures or partnerships in order to develop and commercialize our proposed technologies and services, and to increase our competitiveness. Other than an agreement that grants us an exclusive right to negotiate to acquire a power system management technology, we currently do not have any commitments or agreements regarding acquisitions, joint ventures or other strategic alliances. Our management is unable to predict whether or when we will secure any such commitments or agreements, or whether such commitments or agreements will be secured on favorable terms and conditions. Our ability to continue or expand our operations through acquisitions, joint ventures or other strategic alliances depends on many factors, including our ability to identify acquisitions, joint ventures, or partnerships, or access capital markets on acceptable terms. Even if we are able to identify strategic alliance targets, we may be unable to obtain the necessary financing to complete these transactions and could financially overextend ourselves.

Acquisitions, joint ventures or other strategic transactions may present financial, managerial and operational challenges, including diversion of management attention from existing business and difficulties in integrating operations and personnel. Acquisitions or other strategic alliances also pose the risk that we may be exposed to successor liability relating to prior actions involving a predecessor company, or contingent liabilities incurred before a strategic transaction. Due diligence conducted in connection with an acquisition, and any contractual guarantees or indemnities that we receive from sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. Liabilities associated with an acquisition or a strategic transaction could adversely affect our business and financial performance and reduce the benefits of the acquisition or strategic transaction. Any failure to integrate new businesses or manage any new alliances successfully could adversely affect our business and financial performance and prevent us from achieving profitability.

7. Technologies in the environmental sustainability industry are rapidly evolving.

Our inability to quickly react to technological innovations or failure to develop desirable technological innovations in time with our competitors could prevent us from achieving or sustaining profitability.

Since alternative energy technologies are rapidly evolving, we face technological innovations by competitors. Potential investors should be aware of the difficulties normally encountered by new technology companies and the high rate of failure of such enterprises. These potential problems include, but are not limited to, unanticipated problems relating to the development of technological innovations, market acceptance and additional costs and expenses that may exceed current estimates. Because of the speculative nature of developing and marketing novel technologies, there is substantial risk that we will not develop or market commercially viable technologies, either at all, within our budget, or in a timely way. We have no way to evaluate the rate of acceptance of new technologies in the market.

Also, it is difficult to predict the cost of developing such technological advances. Either failure to develop or market technological advances, or our inability to quickly react to technological innovations by competitors could reduce demand or eliminate the need for our alternative energy products, technologies or services, which could prevent us from obtaining or sustaining profitability. There is a risk that our business may fail and this could result in a total loss of your investment.

8. Competition within the environment sustainability and alternative energy industries or from the traditional energy and resource industries may prevent us from becoming profitable. You may lose your entire investment.

The alternative energies and environmental sustainability industries are competitive and fragmented and include numerous small companies capable of competing effectively in the market we target as well as several large companies that possess substantially greater financial and other resources than we do. Larger competitors' greater resources could allow those competitors to compete more effectively than we can. A number of competitors have developed more mature businesses than we have and have successfully built their names in the international alternative energy markets. We also face competition from the traditional energy and resource businesses such as electric utilities and oil companies, which are well established with substantially greater financial resources. These various competitors may be able to offer energy products, sustainability technologies or services more competitively priced and more widely available than ours and also may have greater resources to create or develop new technologies and products than us. Our future revenues may depend on our ability to address competition both in the alternative energy industry and the traditional energy industry. Failure to compete either in the alternative energy industry or in the traditional energy industry may prevent us from becoming profitable, and thus you may lose your entire investment.

9. We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Canadian dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

10. Since our executive officers do not have significant training or experience in the alternative energy or environmental sustainability sectors, our business could suffer irreparable harm, such as the inability to carry on business, as a result of their decisions and choices.

Our executive officers do not have any significant training or experience in the alternative energy and sustainability industry, even though they have extensive experience in business development capital raising, and marketing and management of industrial services, technologies and other companies. With no direct training or experience in this particular industry, our management may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard technical or managerial approaches which alternative energy companies commonly use. Consequently, our operations, earnings, and ultimately our ability to carry on business could suffer irreparable harm due to our management’s lack of experience in this industry, which could result in a total loss of your investment.

11. Success depends in part on our ability to attract and retain additional professionals, which we may or may not be able to do. Our failure to do so could cause us to go out of business.

We intend to hire several professionals to meet the technical requirements associated with implementing our planned operations in the alternative energy and sustainability industry over the next twelve months. We hope to engage professionals to create a Scientific Advisory Board to assist in developing our technologies, in identifying consumers and applications for our products and services; in overseeing our operations, and in providing consulting services to our carbon reduction marketplace. Currently those proposed plans are in the initial stage. We have identified some qualified candidates, but we anticipate that to fully carry our business plan we will require more candidates. Our inability to identify or attract qualified and skilled personnel could have an adverse effect on our ability to conduct our business in the alternative energy and environmental sustainability sectors. Since competition for qualified professionals with experience in this particular industry is intense, we may be unable to attract or retain professionals. Our failure to do so could prevent us from achieving our goals and becoming profitable.

12. We will indemnify our officers and director against liability to us and our stockholders, and the costs of this indemnification could increase our operating expenses.

Our bylaws allow for the indemnification of our officers and director in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses. As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable. Since our director and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that they meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against us for indemnification, the costs could have a negative effect on our operating results.

Risks Related to Our Securities

13. You may not be able to sell your shares at the offering price or at any price.

The offering price for our common shares does not have any direct relationship to our assets, earnings, book value, or other measurable criteria of value. Also, there is no established market for the common stock being registered. While we intend to apply to the OTC Bulletin Board for the quotation of our common stock, this process takes at least three months. Spartan Securities has agreed to make an application on our behalf to the OTC Bulletin Board. Even if a trading market does develop, trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, there can be no assurance that you can sell our common shares at either the offering price or any other price in the future.

14. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares or the price of the shares could decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

15. Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

16. We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

We have never paid any cash or stock dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price. There will be less ways in which you can make a gain on any investment in us.

17. Because our CEO will control more than 50% of the outstanding shares before and after this offering, he will retain control of us and will be able to decide who will serve as directors and You may not be able to remove him as a director or officer of Mantra which could prevent us from becoming profitable.

Larry Kristof, our President, Chief Executive Officer, and sole director, solely or jointly controls 15,125,000 common shares, which is approximately 78% of our issued and outstanding common shares. Even after the offering, if all 875,000 shares under his control being registering in this Prospectus are sold, he will own 14,250,000 shares, which would be approximately 74% of our issued and outstanding common shares. Because our CEO will continue to control more than 50% of our issued common stock after the offering, he will be able to elect all of our directors and control our operations. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. He may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If our CEO fails to act in our best interests or fail to adequately manage us, you may have difficulty in removing him as an officer or director, which could prevent us from becoming profitable.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell at an initial price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $0.25 per share initial offering price of our common stock was determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

  prices of shares we have issued through private placements in the past, including the 1,139,878 shares that were issued in August and September, 2007 at $0.25 per share;
  our capital structure; and
  the background of our management.

The $0.25 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The initial offering price of our shares of common stock is not based on past earnings and is not indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared of our business. We cannot guarantee that a public market for any of our securities will develop. We intend to apply to the OTC Bulletin Board for the trading of our common stock upon this Prospectus becoming effective. If our common stock becomes so traded and a market for our stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this Prospectus.

The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $0.25 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

Dilution of the price you pay for your shares

All 5,072,578 shares of our common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

Plan of Distribution

We are registering the common stock on behalf of the selling shareholders. The 5,072,578 shares of our common stock can be sold by the selling shareholders at an initial price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;
  in privately negotiated transactions;
  in any combination of these methods of distribution.

The sales price to the public may be:

  offered at the initial price of $0.25 per share until a market develops;
  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;

  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

No public market currently exists for our shares of common stock. We intend to apply to the OTC Bulletin Board for the quotation of our common stock. In order for us to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. Spartan Securities has agreed to make an application to the OTC Bulletin Board on our behalf. This process takes at least 3 months.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than are companies traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock. However, there is no assurance that we can be quoted on the OTC Bulletin Board.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling shareholders may be engaged in a distribution of any of the shares being registered by this registration statement, the selling shareholders are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling shareholders of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

  contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Selling Shareholders

The 65 selling shareholders are offering 5,072,578 shares of common stock already issued which they obtained as part of the following share issuances:

  On January 23, 2007, we issued 30,000,000 shares of our common stock to 0770987 BC Ltd., a company controlled by Larry Kristof, our President, CEO and director at $0.00001 per share for cash proceeds of $300. On July 12, 2007, 15,000,000 of the shares of our common stock issued to 0770987 BC Ltd. were cancelled by agreement and for no consideration. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On May 3, 2007, we issued 10,000 shares of our common stock to one non US investor at $0.02 per share for cash proceeds of $200. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On May 28, 2007, we issued 1,740,000 shares of our common stock to twelve non US investors at $0.02 per share for cash proceeds of $34,800 and 20,000 shares of our common stock to a non US individual with a fair market value of $400 for consulting services. On September 7, 2007, 10,000 shares of our common stock issued for consulting services were cancelled due to the termination of the consulting agreement. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On July 6, 2007, we issued 1,221,500 shares of our common stock to fifteen non US investors and eight US investors at $0.10 per share for cash proceeds of $122,150 and 25,000 shares of our common stock to a non US individual with a fair market value of $2,500 for consulting services. On September 7, 2007, the 25,000 shares of our common stock for consulting services were cancelled due to the cancellation of the consulting agreement. These shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

  On August 21, 2007, we issued 690,000 shares of our common stock to twenty non US investors and to two US investors at $0.25 per share for cash proceeds of $172,500. These shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

  On August 28, 2007, we issued 212,000 shares of our common stock to one non US investors and to two US investors at $0.25 per share for cash proceeds of $53,000. These shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

  On August 30, 2007, we issued 200,000 shares of our common stock to two US investors at $0.25 per share for cash proceeds of $50,000. These shares were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

  On September 6, 2007, we issued 37,878 shares of our common stock to one non US investor at $0.25 per share for cash proceeds of $9,470 . These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On September 27, 2007, we issued four consultants a total of 100,000 common shares with a fair market value of $0.25 per share for their consulting services. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On October 1, 2007 we issued 211,200 shares of our common stock to four non US investors at $0.25 per share for cash proceeds of $52,800. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.

We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

Of the above described issuances, 5,072,578 common shares are being registered by the selling shareholders. The selling shareholders will sell at an initial price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The following shares that are being registered are controlled by our director and President:

  750,000 common shares held by 0770987 B.C. Ltd, a company over which Larry Kristof, our director, President and Chief Executive Officer, has management or voting control;

  125,000 common shares held by Kelly Kristof, the spouse of Larry Kristof, our director, President and Chief Executive Officer.

The following table provides information as of October 15, 2007 regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.

Name of Selling Shareholder	Shares Owned Prior to this Offering (1) (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2) (%)
0770987 B.C. Ltd. (3)	15,000,000	78%	750,000	14,250,000	73%
0775259 B.C. Ltd. (4)	170,000	(5)	170,000	0	0
683200 B.C. Ltd. (6)	25,000	(5)	25,000	0	0
Guy Aldridge (7)	100,000	(5)	100,000	0	0
Tara Aldridge (7)	50,000	(5)	50,000	0	0
AMPED Consulting Ltd. (8)	50,000	(5)	50,000	0	0
Nuno Antunes	10,000	(5)	10,000	0	0
Christopher P. Arnold	32,000	(5)	32,000	0	0
Oxana Avdasseva	4,000	(5)	4,000	0	0
Artiom Balykin	8,000	(5)	8,000	0	0
Dane Brown	100,000	(5)	100,000	0	0
Susan Lynn Cel-Berry	100,000	(5)	100,000	0	0
Winston Cabell	40,000	(5)	40,000	0	0
Andrea Chessa (9)	150,000	(5)	150,000	0	0
Carly Chessa (9)	175,000 (10)	(5)	150,000	25,000	(5)
Nicolas Chessa (9)	28,100	(5)	28,100	0	0
Kristen Clarke	120,000	(5)	120,000	0	0
Robert Clayton	20,000	(5)	20,000	0	0
Elena Dannikova	4,000	(5)	4,000	0	0
Faiyaz Dean	10,000	(5)	10,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1) (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2) (%)
Maria V. Dias	50,000	(5)	50,000	0	0
James Digeorgia	100,000	(5)	100,000	0	0
Elco Securities Ltd. (11)	240,000	1%	240,000	0	0
Victor Filipenko	50,000	(5)	50,000	0	0
Lynette Fobert (12)	125,000	(5)	125,000	0	0
Wayne Fobert (12)	60,000	(5)	60,000	0	0
Dan Funaro (13)	100,000	(5)	100,000	0	0
Paulo Fusco	100,000	(5)	100,000	0	0
Robert Galletti	10,000	(5)	10,000	0	0
Chris Green	12,000	(5)	12,000	0	0
Violet Green	100,000	(5)	100,000	0	0
Lindsay Hamelin	28,400	(5)	28,400	0	0
Benz Henrikson (14)	40,000	(5)	40,000	0	0
Garth Henrikson (14)	60,000	(5)	60,000	0	0
Highland Capital Corporation (15)	200,000	1%	200,000	0	0
Robert A. Hoos	16,000	(5)	16,000	0	0
ILati Enterprises Corp. (16)	8,000	(5)	8,000	0	0
Island Stock Transfer (17)	100,000	(5)	100,000	0	0
Kelly Kristof (18) (3)	125,000	(5)	125,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1) (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2) (%)
Jason Krull	37,878	(5)	37,878	0	0
Justin Liu	4,000	(5)	4,000	0	0
Malcolm and Elizabeth Lower	20,000	(5)	20,000	0	0
Olga Malitski	4,000	(5)	4,000	0	0
MGK Consulting Inc. (19)	100,000	(5)	100,000	0	0
Francis Lum Min	100,000	(5)	100,000	0	0
Kats Olga	8,000	(5)	8,000	0	0
Omni Enterprises Ltd. (20)	400,000	2%	400,000	0	0
Kent Pierson	50,000	(5)	50,000	0	0
Robert J. Pinnero	100,000	(5)	100,000	0	0
Alexander Radetich	100,000	(5)	100,000	0	0
Joan Remillard	8,000	(5)	8,000	0	0
RDG Partners LLC (21)	150,000	(5)	150,000	0	0
Gregory Rector	30,000	(5)	30,000	0	0
Justin Renert	55,000	(5)	55,000	0	0
Robert Richards	55,000	(5)	55,000	0	0
Lavern Rosenboom	120,000	(5)	120,000	0	0
Nicholas Salerno	100,000	(5)	100,000	0	0
Geoff Schiffrin	20,000	(5)	20,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1) (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2) (%)
Laila Shuvaloff	12,000	(5)	12,000	0	0
David Stadnyk	80,000	(5)	80,000	0	0
Daniel Thompson	3,200	(5)	3,200	0	0
George Tsafalas	20,000	(5)	20,000	0	0
Gary Walters	20,000	(5)	20,000	0	0
Sandra Wong	20,000	(5)	20,000	0	0
Xue Zhou	10,000	(5)	10,000	0	0
Total			5,072,578

(1) The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2) The percentages are based on the 19,432,578 shares of common stock outstanding as at October 15, 2007.

(3) Larry Kristof, our President, CEO, CFO and director, has voting and investment control over 15,000,000 shares owned by 0770987 B.C. Ltd. Larry Kristof also shares control over 125,000 shares owned by Kelly Kristof, his spouse, all of which are being registered in this prospectus.

(4) Margaret Hunt has voting and investment control over shares owned by 0775259 B.C. Ltd.

(5) Less than 1%

(6) Barry McNabb has voting and investment control over shares owned by 683200 B.C. Ltd.

(7) Guy Aldridge is the spouse of Tara Aldridge.

(8) Mikhail Ratchkovski has voting and investment control over shares owned by AMPED Consulting Ltd.

(9) Andrea Chessa is the mother of Carly Chessa and Nicolas Chessa. Carly Chessa is our administrative consultant.

(10) Includes 175,000 shares of our common stock and options to purchase 25,000 shares of our common stock at $0.25 per share until September 1, 2009 or upon the termination of her consulting agreement, whichever occurs earlier.

(11) E. Isacc Collie has voting and investment control over shares owned by Elco Securities Ltd.

(12) Wayne Fobert is the spouse of Lynette Fobert.

(13) Dan Funaro serves on our Corporate Board of Advisors.

(14) Garth Henrikson is the father of Benz Henrikson and Kol Henrikson, our employee.

(15) Barry Taleghany has voting and investment control over shares owned by Highland Capital Corporation.

(16) Andrea Molnar has voting and investment control over shares owned by ILati Enterprises Corp.

(17) Micah Eldred has voting and investment control over shares owned by Island Stock Transfer. Island Stock Transfer is affiliated with Spartan Securities, a FINRA registered broker-dealer.

(18) Kelly Kristof is the spouse of Larry Kristof, our President, CEO, and director.

(19) Jason Gigliotti has voting and investment control over shares owned by MGK Consulting Inc.

(20) Cathy Chu has voting and investment control over shares owned by Omni Enterprises Ltd.

(21) Richard Gluck has voting and investment control over shares owned by RDG Partners LLC.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders will sell shares of common stock not being offered in this Prospectus or will purchase additional shares of common stock, and assumes that all shares offered are sold.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

Other than as described above, none of the selling shareholders are FINRA registered broker-dealers or affiliates of FINRA registered broker-dealers.

Directors, Executive Officers, Promoters, and Control Persons

Directors and Officers

Our bylaws allow that the authorized number of directors shall be not less than one and no more than fifteen and shall be set by resolution of the Board of Directors. Our Board of Directors has fixed the number of directors at one.

Our current director and officers are as follows:

Name	Age	Position
Larry Kristof	36	Director, President, Chief Executive Officer
David Warren	58	Chief Financial Officer and Chief Operations Officer
Fred Mandl	63	Vice President of Systems Development
John Russell	68	Vice President of Technology Evaluation

Larry Kristof will serve as our director until our next annual shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Larry Kristof, Director, President, and Chief Executive Officer

Larry Kristof has been our director, President and Chief Executive Officer since our inception on January 22, 2007. Mr. Kristof has over 15 years experience in business development and management. From 2003 until April 2007 he was President and CEO of Lexington Energy Services Inc., a public company quoted on the OTC Bulletin Board under the symbol “LXES.OB.”

Mr. Kristof co-founded Lexington Energy in 2003, and successfully built the company from concept through assets of over $7 million. Under Mr. Kristof’s direction, Lexington Energy designed and commercialized innovative mobile drilling rigs and nitrogen generation technologies. In early 2003, Mr. Kristof worked as Corporate Communications Manager of Trivello Energy Corp. (TRV.V), a company engaged in the oil and gas exploration and production in western Canada. From 1998 to 2001 Mr. Kristof was the founder and President of Westec Venture Group Inc., a company which provided business development and venture capital services.

David Warren, Chief Financial Officer and Chief Operations Officer

David Warren has been our Chief Financial Officer since July 20, 2007 and Chief Operations Officer since September 1, 2007. From 1988 to 2007, Mr. Warren was the CFO of ARC Sonics Inc. (previously a division of Cetec Engineering Inc.). ARC Sonics was a specialty engineering firm founded as a joint venture with the mining company Placer Dome. In his role as CFO, Mr. Warren negotiated the successful separation from the parent company; secured the first major contract with an international mining company; was responsible for the company’s financial reporting; advised on a capital acquisition, a private placement memorandum and a follow-up NASDAQ offering; advised on strategic planning and corporate policy. From 1987 to 1988 Mr. Warren was the CFO of Cetec Engineering Inc., a public company listed on the TSX Venture Exchange in Canada. Cetec Engineering Inc. manufactured hi-tech sawmill equipment.

From 1986 to 1987 Mr. Warren was the CFO of Quadralogic Technologies Inc., a biopharmaceutical company that has acquired, developed and commercialized its proprietary drug that is used today for the treatment of wet macular degradation (an eye disease prominent in older people). Mr. Warren was a team leader for an initial public offering on the Toronto Stock Exchange.

Mr. Warren is a member of the Canadian, British Columbia and Alberta Institutes of Chartered Accountants as well as being a Fellow of the Institute of Chartered Accountants in England and Wales. Over the past 35 years, Mr. Warren has advised both public and private companies in North America and the European Union in financing, management, control and growth. In particular, Mr. Warren has financial experience in early to medium stage companies in the hi-tech and biopharmaceutical areas.

Fred Mandl, Vice President of Systems Development

Fred Mandl has been our Vice President of Systems Development since September 1, 2007 and was appointed as a member of our Corporate Advisory Board on October 5, 2007. For the past five years, Mr. Mandl has owned and operated Camirand Management Services Ltd, a private consulting firm advising clients internationally in the areas of project management, human resources planning, training and development, and information technology planning. Mr. Mandl has over 20 years of business experience as a private sector manager, management consultant and management educator.

In addition to providing consulting services to numerous smaller client organizations, Mr. Mandl has served as a consultant to Matsushita Electric Company (Panasonic), MCI Communications, US West, Hyperion Software (California), Wm. Mercer Inc. (US), Alberta Innovation and Science (Province of Alberta), Transnet Group of Companies (in South Africa), Center for Business Skills Development (in Russia), Malaysian Airways System, Chevron Resources Canada, Shell Canada, Telus Mobility, Transportation and Highways (Province of British Columbia), MacDonald Dettwiler Associates (in Canada) and Phase Technology (in Canada).

Mr. Mandl holds a Bachelor of Science in Economics from the University of British Columbia, and an M.B.A. from Simon Fraser University in Vancouver, British Columbia.

John P. Russell, Vice President of Technology Evaluation

John Russell has been our Vice President of Technology Evaluation since September 1, 2007. As VP of Technology Evaluation, Mr. Russell will use his skills to find and evaluate technologies for our potential acquisition. His review will also include an economic evaluation that will help to determine potential for future profitability. From 1995 to the present, Mr. Russell has worked as Vice President of Technology with ARC Sonics Inc., a specialty engineering firm. Mr. Russell has over 30 years experience in the identification, evaluation and marketing of technological resources. He has authored several scientific publications and attended many scientific conferences where he has presented technological innovations. Mr. Russell holds a Bachelor of Arts from the University of British Columbia.

Other than as outlined above, none of our officers or directors currently serve on the boards of public companies.

Corporate Advisory Board

The Corporate Advisory Board will provide information and recommendations to our directors and management on an ongoing basis regarding the economic and regulatory aspects related to our various products, services, and ventures. The Corporate Advisory Board is composed of external specialists such as experts in law, finance, environmental policy, development, and marketing whom we have engaged as consultants on a part time basis.

The Corporate Advisory Board will provide advice and expertise in the following areas:

  consultation in relation to regulatory and corporate governance issues;
  identification and assessment of development opportunities;
  identification and assessment of strategic partnership and joint venture opportunities;
  project management, financing, marketing and sales consultation; and
  development and quality control of new technologies and software.

The Corporate Advisory Board will provide ongoing criticism and advice regarding the regulatory and business consequences associated with our technologies, projects and operations. We also intend to use the diverse network of individuals on the Corporate Advisory Board to promote our business, products, and services in the sustainability industry and to attract desirable strategic partners.

On October 1, 2007 we entered into consulting agreements with the individuals listed below. On October 5, 2007 we appointed them as members of our Corporate Advisory Board:

Peter Walton

Peter Walton was appointed as a member of our Corporate Advisory Board on October 5, 2007. From 1978 to the present, Mr. Walton has been providing private tax consulting services through his own company, Walton Management Inc. Mr. Walton is currently a director of Cabo Drilling Corp, a public company listed on the TSX Venture Exchange under the symbol “CBE”. Cabo Drilling Corp. provides mining related and specialty drilling services. His past directorships include, the Hong Kong Bank of Canada and Granges Inc., a mining company. Mr. Walton was, in the 1970’s, a senior tax partner at Peat Marwick, Mitchell (later KPMG). In the past he has also served as the following: Chairman of the Vancouver Board of Trade Taxation Committee, Governor of the Canadian Tax Foundation, Chairman of the Canadian Bar and Canadian Institute of Chartered Accountants Joint Committee on Taxation, Chairman of the Lion’s Gate Hospital Foundation, and President of the Capilano Golf & Country Club.

Grant V. Sawiak

Grant V. Sawiak was appointed as a member of our Corporate Advisory Board on October 5, 2007. Since July 2002 Mr. Sawiak has been and continues to be a partner with Fogler Rubinoff LLP where he is the chair of the securities law group. He has extensive experience in virtually all aspects of securities law, including public and private financings, take-over bids, stock exchange matters, mergers and acquisitions and reverse takeovers, and listings and financings on stock exchanges in Canada, the United States and Europe. Mr. Sawiak has had a distinguished legal career which includes chairing a panel of prominent securities lawyers retained by the Senate of Canada Standing Committee on Banking, Trade and Commerce to draft a report on the economic advisability of establishing a federal system of securities regulation in Canada; being a securities counsel in the privatization of NAV Canada; and authoring the book entitled “The Toronto Stock Exchange”. Since June 2007 he has been a director of Terra Nova Gold Corporation, a public company which is listed on the Toronto Stock Exchange Venture Exchange under the symbol “TGC”, on the Frankfurt Stock Exchange under the symbol “GLT”, and on the Berlin Stock Exchange under the symbol “GLT”.

Dr. Kevin Wainwright

Dr. Kevin Wainwright was appointed as a member of our Corporate Advisory Board on October 5, 2007. For the past five years, Dr. Wainwright’s principal occupation has been a program head of the Bachelor of Business Administration program at the British Columbia Institute of Technology (“BCIT”) School of Business, a lecturer for Simon Fraser University’s Masters of Public Policy program, and an instructor in Simon Frasier University’s Department of Economics. As well, he has held the position of director, SITE Centre of Excellence for applied research at BCIT since March 2007. Dr. Wainwright’s fields of specialization are microeconomic theory, environment and resources; industrial organization.

Dr. Wainwright’s publications and working papers include: “Fundamental Methods of Mathematical Economics” (4th edition) with Alpha Chiang (2004) McGraw Hill; “Environmental Regulation, Asymmetric Information and Moral Hazard”; “Dual Organizational Structures in Franchise Industries”’; and “Dogs of War: The Strategic Use of Legal Services in the Tort System”.

Dan Funaro

Dan Funaro has been VP of Business Development of our subsidiary Mantra Wind Inc. and a member of our Corporate Advisory Board since October 5, 2007. In 1988 Mr. Funaro founded the Euro-Pacific Development Group a development and construction company of residential and commercial properties in Vancouver, British Columbia. Mr. Funaro continues to serve as President and CEO of Euro-Pacific Development, a position he has held since 1988. He has been responsible for managing all facets of Euro-Pacific Development’s business including carrying out land use studies and acquisitions, governmental and municipal compliance, marketing and sales, and the finance and coordination of concurrent construction projects. Mr. Funaro’s expertise is in micro-managing complex real estate based development projects. He holds a Bachelor of Administration from Simon Fraser University in Vancouver, British Columbia.

Fred Mandl

Fred Mandl has been a member of our Corporate Advisory Board since October 5, 2007 and our VP, Systems Development since September 1, 2007. Please refer to Mr. Mandl’s biography noted above.

Significant Employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
  being found by a court of competent jurisdiction (in a civil action), the SEC or the U.S. Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Mantra and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Code of Ethics

We have presently not adopted a code of ethics due to the fact that we are in the early stage of our operations. We intend to adopt a code of ethics within the next year.

Scientific Advisory Board

The Scientific Advisory Board will provide information and recommendations to our directors and management on an ongoing basis regarding the scientific and technical aspects of our various products, technologies, services, and ventures. The Scientific Advisory Board will be composed of external specialists such as experts in environmental, electrical and systems engineering, and scientists working in the areas of climate change and sustainability, who we intend to engage as consultants on a part time basis.

The Scientific Advisory Board will provide advice and expertise in the following areas:

  identification and assessment new technologies and services;
  technology and software design;;
  sustainability and environmental policy.

The Scientific Advisory Board will provide ongoing criticism and advice regarding the technical, ethical, and environmental, consequences associated with our technologies, projects and operations. We have not obtained the participation of any particular persons at this stage to sit on our Scientific Advisory Board. We have identified some suitable candidates and are currently in negotiation with them regarding the terms of their service. However, there is no assurance that we will be able to identify, attract or retain any or a sufficient number of qualified professionals.

Description of Business

We were incorporated on January 22, 2007 as a Nevada company. Our objective is to develop a series of businesses in the sector of environmental sustainability that offer a comprehensive range of products and services to mitigate the negative environmental and health consequences arising from the production of energy and consumption of resources. Our planned businesses will address climate change concerns, promote alternative energy sources, sustainable resource production and consumption, reduction of greenhouse gas emissions, and environmentally sustainable practices in the global energy and resources sectors, generally. Specifically, we intend to develop and commercialize alternative energy technologies and solutions to enable environmentally sustainable consumption, production and management of resources on residential, commercial and industrial scales.

We intend to carry on our business through our five wholly owned subsidiaries as follows:

  Mantra Energy Alternatives Ltd., through which we plan to acquire, develop and market technologies related to alternative energy production, greenhouse gas emissions reduction and resource consumption reduction;
  Carbon Commodity Corp., through which we intend to license or develop carbon footprint assessment software and develop an online carbon reduction marketplace;
  Climate ESCO Ltd., through which we will obtain the distribution or licensing rights to already commercialized technologies and we will match them to residential and industrial consumers seeking sustainability solutions;
  Mantra Media Corp., through which we offer promotional and marketing services to companies in the sustainability sector or those seeking to adopt sustainable practices; and
  Mantra Wind Inc., through which we intend to develop small to medium scale wind farms.

Development of Business

Since our inception in January 2007 we have been involved primarily in organizational activities. We have built a management team, developed our business plan, incorporated five subsidiaries and developed business plans for each of them, reviewed and identified potentially promising technologies and strategic partners, established our corporate advisory board and appointed its members, raised capital, and retained experts in graphic design, programming, systems development, market development, law and accounting.

  On January 23, 2007, we appointed Larry Kristof as a director and as our President and Chief Executive Officer.

  On May 22, 2007 we incorporated a wholly-owned subsidiary, Mantra Energy Alternatives.

  On July 10, 2007 we launched our website, www.mantraenergy.com.

  On July 17, 2007 we incorporated two further wholly-owned subsidiaries, Carbon Commodity Corp and Climate ESCO.

  On July 20, 2007 we incorporated a wholly owned subsidiary, Mantra Media.

  On July 20, 2007 we appointed David Warren as our Chief Financial Officer.

  In August and September, 2007 we conducted due diligence on a technology for the electro-reduction of carbon dioxide.

  On September 1, 2007 we entered into a consulting agreement with Fred Mandl whereby Mr. Mandl agreed to act as our Vice President of Systems development.

  On September 1, 2007 we entered into a consulting agreement with John Russell whereby Mr. Russell agreed to act as our Vice President, Technology Evaluation.

  On September 19, 2007 we incorporated a wholly owned subsidiary, Mantra Wind.

  On October 1, 2007 through our subsidiary Mantra Energy Alternatives, we entered into an agreement with The Governing Council of the University of Toronto pursuant to which we acquired the exclusive right, for a period of 12 months commencing October 1, 2007, to negotiate and obtain an exclusive, worldwide license to exploit an invention know as “A Novel System for Detection and Extraction of Useful Signals in Three-Phase Power Systems”.

  On October 1, 2007 we entered into consulting agreements with each Peter Walton, Grant V. Sawiak, Dan Funaro, Dr. Kevin Wainwright and Fred Mandl whereby those individuals agreed to provide their services as members of our Corporate Advisory Board.

Carbon Reduction Marketplace

Through our wholly owned subsidiary, Carbon Commodity Corp, we intend to develop an online carbon reduction marketplace where domestic and small business consumers can determine their levels of resource consumption and greenhouse gas production or “Carbon Footprint”, investigate the potential energy savings and carbon reduction which would result from the installation of certified energy saving equipment and technologies, and obtain gifts and other incentives by meeting certain conservation goals through the purchase of products or participation in programs through our online marketplace.

Background

Temperature-regulating gases, called "greenhouse gases", form a blanket around the earth that traps some heat from the sun within the earth's atmosphere, keeping the planet warm and habitable. Research has shown that the burning of fossil fuels injects a number of greenhouse gases into the atmosphere, including carbon dioxide, carbon monoxide, nitrous oxide, and methane amongst others. As atmospheric concentrations of greenhouse gas increase, the greenhouse blanket gets thicker. This causes heat to be trapped in the lower layers of the atmosphere and may cause global average temperatures to rise. This phenomenon is commonly referred to as “global warming”.

Global warming has emerged as a focal point for environmentalists to promote conservation as a responsibility and duty to be assumed by every member of society. The recent issuance of the United Nations’ Intergovernmental Panel on Climate Change (IPCC) report on the impact of human activity on the climate has stimulated strong interest in climate change on the part of governments, corporations and individuals. Renewable energy and greenhouse gas reduction are an integral aspect of the IPCC program with regulatory and voluntary initiatives being implemented by countries, states and corporations across the globe.

At the international level, mechanisms such as the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the “Kyoto Protocol”) set quotas on the amount of greenhouse gases that countries can produce. Countries, in turn, set quotas on the greenhouse gas emissions of businesses in their territory. Businesses that exceed their greenhouse gas emissions quotas must purchase carbon production allowances for their excess emissions, while businesses that succeed in reducing emissions below their quotas may sell their remaining carbon credits. By allowing carbon credits to be bought and sold (known as “carbon credit trading”), a business for which reducing its emissions would be expensive or prohibitive may pay another business to make the reduction for it.

At the regional level initiatives such as the Western Climate Initiative (the “WCI”) also intend to set regional greenhouse gas reduction targets and to develop market based mechanisms and incentives to achieve greenhouse gas reduction those targets. Launched in February 2007 between the Governors of Arizona, California, New Mexico, Oregon and Washington to meet regional challenges raised by climate change, the WCI has announced that it is identifying, evaluating and implementing collective and cooperative mechanisms to reduce greenhouse gases in its region. In April 2007, the province of British Columbia, Canada joined the WCI. Other states and provinces have also joined as observers. Through the WCI, the partners intend to set an overall regional goal for reducing greenhouse gas emissions and have announced that, by August 2008, they will also complete design of a market-based mechanism to help achieve that reduction goal.

At the state and municipal levels, some energy suppliers and governments have launched educational programs aimed at teaching the public at large about steps that can be taken to reduce energy consumption (and indirectly carbon expenditure). Similarly some of those suppliers and governments have offered incentives to consumers to encourage “smart” energy use, such as rebates or tax incentives.

Our management believes that Initiatives like the Kyoto Protocol, the WCI and numerous state and municipal programs have stimulated widespread interest in so called “alternative”, “renewable” or sustainable energy supplies and technologies designed to mitigate the negative environmental impact of burning fossil fuels, provide a substitute for fossil fuels, and reduce greenhouse gas emissions.

“Alternative energy” or “renewable energy” or “sustainable energy” uses natural resources such as sunlight, wind, tides and geothermal heat, which are naturally replenished and do not harm the environment or deplete the Earth’s natural resources. “Alternative energy technologies” or “sustainability technologies” range from solar power, wind power, and hydroelectricity to biomass and biofuels for transportation, etc. Such technologies also include applications to reduce or control greenhouse gas emissions or convert them into useful by-products.

A corollary to the widespread public awareness of alternative energy and sustainability technologies is a growing demand for methods to assess resource consumption levels and identify conservation opportunities. At the industrial level, this work is performed by engineers and environmental consultants, however, we believe that there are comparatively few resources available to domestic and small business consumers to assess their carbon footprint and capitalize on available conservation technologies and initiatives. Therefore, we intend to access this developing domestic and small business market by offering them a marketplace for the exchange of conservation products, services and information.

The Business Model

By registering on our carbon reduction marketplace, users will have access to carbon footprint assessment software; also known as a “carbon calculator”. The carbon calculator will offer our users the ability to evaluate their carbon footprint, to identify available energy consumption and carbon emissions reduction saving technologies or products, and to assess the savings that are attainable by them as a result of implementing those technologies. Additionally, users will have the ability to participate in online surveys and programs designed to collect statistics regarding consumption and conservation habits, and to educate users on various sustainability topics.

By purchasing products or participating in online surveys or programs, users may also be entitled to “carbon credits” redeemable in our carbon reduction marketplace in the form of gifts or savings incentives. In this way, consumers will be able to make rational, cost-effective decisions about reducing their carbon footprint and at the same time they will be educated on emerging sustainability issues and technologies.

In addition, we believe that equipment manufacturers, vendors, installers and other service providers will be able to realize revenues by advertising and offering their products for sale in our marketplace. We also intend for suppliers and service providers to use our marketplace to identify opportunities for the application of their products and services, and bid to participate on projects advertised by our consumer users.

The Software Platform

The software platform of our carbon reduction marketplace will consist of:

  a carbon calculator for determining carbon and energy consumption;
  a knowledge base for providing advice on how to achieve reductions in carbon emissions and energy consumption through the implementation of sustainability technologies;
  a forum for mounting and participating in online sustainability surveys;
  a vendor/products database for describing equipment/service providers and their offerings; and
  an auction/bidding platform where vendors are able to bid on consumer-initiated projects.

A key element of the software platform is an integrated carbon calculator which, based on initial user input, will calculate annual end-user (direct) carbon dioxide emissions attributable to energy and resource use in the home and at business premises (such as space-heating, hot water, and all electrical equipment), and for personal and public transport.

Initial user input will generate a base-line carbon footprint. A “what-if” analysis will provide estimated energy/carbon savings, relative to the base line resulting from the introduction of sustainable energy saving equipment and technologies. To assist the consumer with making a sound business decision with respect to sustainable energy options under consideration, expected payback period and return on investment information will also be provided.

In the event the consumer wishes to pursue the acquisition of energy saving equipment, he or she will have the option to list a project, on which equipment/service providers can bid. Facilities will have provided to assist the consumer in selecting the vendor of choice from the project bidders.

Upon completion of the installation, the vendor will certify that the energy or greenhouse gas emissions saving equipment has been properly installed. Following such certification, we intend to provide the consumer with incentives such as rebates, gifts, or credits redeemable toward the purchase of additional environmental sustainability reducing products or services supplied by participating suppliers. We believe that by providing such incentives, both consumers and businesses will be encouraged to become dedicated members of our marketplace and to use rely on our marketplace for business transactions. We have not yet entered into any agreements with suppliers to register as vendors in our planned online marketplace or to provide any consumer incentives or rebates.

Revenue Streams.

We intend to generate revenues through our carbon reduction marketplace from the following sources:

  Product vendor listing fees: vendors of environmental sustainability products or services may pay a fee to advertise and sell products or services through our online marketplace;

  Product sales commission fees: vendors of environmental sustainability products or services may pay a percentage of sales generated through our marketplace in exchange for the right to advertise and sell products or services via our online marketplace;

  Sale of keyword advertising: sale of keyword advertising directly to advertisers who may pay to embed keyword hyperlinks in informational materials appearing on our website. When a user follows the link, they will be directed to a sponsor's website;

  Sale of advertising via Google AdSense: We plan to generate revenue by participation in the Google AdSense service which displays text-only ads that correspond to the keywords of the content of the page on which the ad is shown. For example, an article on our website regarding a producer of solar energy panels might return an advertisement for that producers website or a .website of a retailer where the producer’s products are available. We have not yet applied to participate in the Google AdSense program, but intent to do so once our website is complete;

  Large scale private survey services: we plan to offer the use of our carbon calculator and online infrastructure to private marketing firms or other entities to host large scale private survey solicitation campaigns; and

  Sale of market research information: we plan to sell market research information collected from users of our online marketplace, but only in accordance with our privacy policy, which will be structured according to applicable privacy laws, and which we will publish on our website. We are currently in the process of drafting our privacy policy.

Development Plan

We are in the initial stages of researching and designing our carbon reduction marketplace and Carbon Calculator and we have not approached any companies to participate in our marketplace as product or service vendors. With respect to the carbon reduction marketplace, we intend to hire individuals with expertise in website and electronic commerce platform design to assist our development efforts. With respect to the carbon calculator, we have identified certain entities that possess the environmental and computer science know-how to assist us to develop or license the technology that we require to carry out our business plan, however there is no assurance that we will succeed in developing, acquiring or licensing the technology required to create the carbon calculator. We anticipate that we will launch the commercial use of our carbon marketplace in May 2008. More information on our planned targets and anticipated expenses can be found elsewhere in this Prospectus under the heading “Management’s Discussion and Analysis or Plan of Operation”.

Competition and Competitive Advantage

Various online carbon calculator type websites and applications are currently available which purport to accurately assess carbon emissions. The sophistication and accuracy of these applications vary considerably, with most only capable of providing a superficial analysis of carbon emissions based on a limited set of user inputted or variable data and a limited collection of statistics or date sets on which assumptions for interpreting variable data are made. We intend for our carbon calculator to incorporate comprehensive data set and calculation methods available in relation to other web based application. In this way, users of our carbon calculator will be able to input a large range of information and receive accurate and meaningful assessments of carbon footprints. Additionally, our carbon calculator application will be able to identify technologies or services available to users based on the specific information submitted by them, and calculate the conservations gains that would result from the implementation of those technologies or services. Though there are several existing businesses which operate or purport to operate on this model, our business model is distinguished from those in that we intend to provide a comprehensive resource for consumers and suppliers to identify each other and to buy and sell services and products. We believe that the comprehensiveness of our online marketplace, together with the commercial incentives that we intend to provide to dedicated users, will give us a competitive advantage.

Alternative Energy Sources and Technologies

Through our subsidiary Mantra Energy Alternatives, we intend to develop a portfolio of technologies related to the production of alternative energy, energy production management, mitigation of greenhouse gas emissions, and other environmental sustainability technology.

I. Three Phase Power Signal Processor

On October 1, 2007, through our subsidiary Mantra Energy Alternatives, we entered into an agreement with The Governing Council of the University of Toronto (the “University of Toronto”) pursuant to which we paid approximately $12,000 to the University of Toronto to acquire the exclusive right, for a period of 12 months commencing October 1, 2007, to negotiate and obtain an exclusive, worldwide license to exploit an invention known as “A Novel System for Detection and Extraction of Useful Signals in Three-Phase Power Systems” (the “TPS Processor”). During the term of the agreement the University of Toronto may not enter into any discussions with any other interested party to license or acquire the technology. The inventors of the TPS Processor (who are represented by the University of Toronto) filed patent applications for the TPS Processor in the United State and Canada in 2005. Those patent applications are pending and no patent has yet been granted in respect of the TPS Processor. There is no guarantee that any such patent will be granted in whole or in part.

Overview

The TPS Processor is designed to allow more efficient management of large scale power systems. Three-phase power systems are a common method of large scale power transmission. Examples of three-phase power systems are most wide area power grids, electrical generators and turbines, and industrial motors.

Power signals transmitted through three phase power systems (and other systems) are subject to fluctuations as they are generated, due to variations in transmission and disturbance from outside factors (such as power spikes or external interference) and other influences. Consequently it is necessary to monitor and correct these fluctuations at many points across the power grids, especially: at the generating source and at the end user interface. Failure to monitor and manage these signals can lead to catastrophic events such as the blackout that occurred in the Northeast United States and Canada in 2006 where a failure in one part of the grid system cascaded into the overall network, leaving millions of the population and many thousands of business without electrical power. In order to function, complex power systems require continuous, on-demand information for control, protection and diagnostics. Currently there is no signal processing method based on a single, low cost, small-size processor unit that is capable of accommodating all this in relation to three-phase power systems. Therefore, through our subsidiary Mantra Energy Alternatives, we intend to acquire the TPS Processor, an innovative new technology that we believe will serve as a significant improvement of the monitoring systems that are used today.

Initial research of the TPS Processor has been conducted regarding its application to wind farms, however the prospective use and functionality of the technology extends well beyond its application to wind farms. If we are successful in acquiring the TPS Processor, we intend to develop it first in the context of wind farms. Thereafter, once we have established a market presence, we intend to evaluate the technology for use in other common three-phase power systems.

Although preliminary tests of the TPS Processor have been successful, extensive additional development, refinement and testing are required before the commercial value of theTPS

Processor can be fully assessed, and there is no guarantee that the TPS Processor will ever be commercially viable.

TPS Processor Design

The TPS Processor consists of two distinct parts: a controller and a driver. The controller takes the “pulse” of the raw incoming power and comprehensively analyzes the signal and determines all of its characteristics; the controller also performs a similar function on the grid network so that it now has a complete profile of the source and destination power supplies. The controller then instructs the driver of the modifications to be made to the source power to ensure compatibility with the destination power. An additional function that the controller performs is to have pre-established safety limits inherent in its programming so that if the signal from the source becomes too erratic or threatens overload, the controller will instruct the driver to shut down for safety reasons to protect people or equipment. This process happens almost instantly.

The driver receives instructions from the controller and modifies the source power to make it compatible with the destination power. The driver is a fairly standard piece of equipment; however it does possess some unique modifications to make the interface with the controller seamless. The above description works entirely in reverse so that if, for example, the destination was a specific piece of equipment with special electrical properties that was being fed from an independent source, if that source failed for any reason then the controller would instruct the driver to take power from an alternative source (the grid), modify it and feed it to the equipment; providing a seamless, uninterrupted supply to the equipment.

The TPS Processor is capable of receiving sets of signals including but not limited to signals which correspond to voltage, magnetic, and flux, and can serve as the building block for various signal processing requirements encountered in the context of power systems control, protection, monitoring and power quality. However, we anticipate that extensive additional testing and development will be required before any commercially viable application of the TPS Processor can be made.

Marketing Plan

Trials of the TPS Processor have been ongoing in Europe for the past 9 months with satisfactory results to date. The trials that are being conducted use the TPS Processor in the context of wind farms and it is in this application that we intend to make first use of the technology. Wind farms in North America are in their infancy, compared to other parts of the world, and many of the installations being proposed are small compared to installations in Europe. Through our wholly owned subsidiary Mantra Wind, we have approached a developer of small wind farms and initiated negotiations regarding equipping a small wind farm with TPS Processors. We will not finalize these negotiations unless we are fist successful in securing a license of the TPS Processor. Each turbine will require at least one TPS Processor unit. If we succeed in installing and operating the TPS Processor under various load conditions for approximately one year we will have sufficient technical data to use the wind farm as a TSP Processor showcase for the North American market. Meanwhile the European data will be used to approach operators there with the proposal to retrofit some of older installations with the improved performance that the TPS Processor offers.

Competition and Competitive Advantage

Other methodologies currently exist to monitor power systems; the most common of these are Fast Fourier Transform (“FFT”) methods. As FFT methods are inherently for fixed frequency applications and can be made only partially frequency adaptive where frequency changes are slow. Such adaptation is accomplished by using high sampling rates, variable sampling rates, and/or nonlinear feedback processing. As a result, FFT methods would increase sensitivity to signal noise and disturbances, and would increase computational time, cost and complexity of monitoring systems. By contrast, using the TPS Processor overcomes these limitations and the reaction time is reduced from a matter of seconds to thousandths of a second. The ability to detect and correct the signals gained by use of the TPS Processor could be the difference between a grid failure and normal operations.

II. Electro Reduction of Carbon Dioxide (“ERC”)

The technology is being developed to convert carbon dioxide by electrical reaction into a Formic acid that has several practical uses including use as a preservative or antibacterial agent in livestock feed and other perishable goods, as an agent to process organic latex (sap) into raw rubber, as a chemical for tanning leather and as an ingredient in household lime remover and other consumer products. Formic acid also has applications as an energy storage and generation medium as a fuel for direct formic acid (DFA) fuel cells and as a source of hydrogen for hydrogen fuel cells.

We have identified the exclusive world wide rights to an electro reduction of carbon dioxide process and are in negotiations with the rights holders to option, acquire or license rights to develop and exploit the technology. We also intend to retain the creators of the technology to carry out further development of the carbon dioxide reduction process to achieve optimal results on a consistent basis. At the conclusion of this phase an assessment will be made of the projects progress and the next phase to be conducted.

Energy System Design and Development

Overview

Through our wholly-owned subsidiary, Climate ESCO, we intend to provide energy service consulting. Our management believes that fundamental changes are occurring in energy markets because of escalating natural gas prices, fuel price volatility, increasing demand for alternative energy, electricity market restructuring and concern for climate change, and these factors are creating strong incentives for fuel switching, on-site energy production, and refinement of existing energy supply systems.

Through Climate ESCO we intend to develop innovations that will reduce energy costs for our customers and will stabilize supply, both at the production and consumer levels. We will work closely with any customers we are able to attract to identify opportunities to optimize production processes, reduce energy consumption, reduce operating costs, and to improve internal controls and overall management of energy consumption.

Services

We intend to provide the following consulting services to assist companies in developing and executing sustainability initiatives:

  Assessment Consulting Services: We will begin the solution development process with detailed assessment of existing operations, infrastructure, and an understanding of customers’ plans and objectives.
  Technology Consulting Services: An integral part of our energy consulting services will be to identify available technologies that are suitable to assist customers in meeting their objectives.
  Installation Consulting Services: We plan to provide installation consulting services and to develop a network of qualified and skilled wind energy installers, turbine and tower suppliers and technology providers and contractors.
  Aftercare Consulting Services: Our energy service solutions will include post infrastructure upgrade assessment to monitor progress and to measure the accuracy of predicted gains.

Our energy service solutions will address all aspects of our planned customers’ businesses such as supply and demand forecasting, system design, budgeting, and identification of suitable technologies, technology installation and maintenance which will enable customers to optimize their resources and provide significant benefits in energy cost savings, mitigation of negative environmental by-products and preservation of the environment. We hope that this integration will maximizes customers’ resources and provides opportunities for value creation through the risk management and system assessment.

Competition and Competitive Advantage

There are many entities engaged in energy system design and consultation services, most of who are focused on servicing large scale industrial entities. We intend to distinguish Climate ESCO’s services from our competitors by addressing the particular needs of small to medium sized niche businesses seeking to maintain strict environmental conservation standards and who wish to put forward a reputation for environmental stewardship. We also intend to market our services to residential developers and property owners who wish to adopt cutting edge sustainable energy solutions.

Promotional and Marketing Services

Overview

In addition to assisting companies in developing and executing important sustainability initiatives, we intend to help companies communicate their objectives and sustainability initiatives to their customers and suppliers. Our promotional and marketing services are primarily targeted at small to medium sized businesses in the North American market.

There is a growing pressure on corporate entities of all sizes to carry out their business on a day to day basis in an environmentally friendly and sustainable way. Through our wholly owned subsidiary, Mantra Media, we intend to provide promotional and marketing services to companies in all aspects of the sustainability sector who wish to ensure that their customers and other people are aware of the sustainability initiatives that they are implementing.

Mantra Media will offer comprehensive marketing, advertising and public relations services including but not limited to:

  developing and implementing integrated promotional and public awareness strategies;
  copyrighting;
  advertising and packaging design;
  multimedia development;
  event planning; and
  public relations.

Competition and Competitive Advantage:

There are many entities engaged in marketing, advertising and public relations services, most of who do not provide services tailored to the area of environmental sustainability. We intend to distinguish Mantra Media’s services from our competitors by addressing the particular needs of businesses seeking to maintain strict environmental conservation standards and whose reputations rely on those standards. This may be achieved by integrating Mantra Media’s services with the expertise and know-how gained through the operation of our other subsidiaries.

Wind Farm Development

Through our wholly owned subsidiary Mantra Wind, we intend to build small to medium sized wind farm facilities. We intend to use these wind farms first, in order to test emerging wind power generation technologies and second, to equip remote communities or communities whose power structures are under stress with an alternative power supply. Presently, members of our management and Corporate Advisory Board have identified and have entered into discussions with the owners of wind turbine technology.

More information on how we intend to develop our planned businesses, including target dates of completion of certain steps and our anticipated expenses, can be found elsewhere in this Prospectus under the heading “Management’s Discussion and Analysis or Plan of Operation.”

Market Opportunities for the Mantra Group of Companies

Through our subsidiaries, we intend to acquire or develop a portfolio of environmental sustainability technologies, solutions and services. In an industry poised for growth, we intend to acquire technologies, arrange investments in emission reduction projects, and pursue opportunities related to environmental sustainability as such opportunities arise.

Marketing Strategy

Our marketing strategy is designed to increase awareness of our various technologies and services through an integrated cross-media strategy, whereby each of our products and services will be positioned and presented to draw attention to our other products and services.

We plan to establish contacts with the environmental conservation community, academic community and other groups by negotiating arrangements for their websites to have links to our various affiliated websites in order to drive traffic to our planned websites.

We plan to communicate the reduced costs and practical benefits of adoption of our planned alternative energy sources and energy production technologies and our consulting or marketing services through direct marketing, membership in regional sustainable energy associations, participation in targeted trade show events or seminars, and through the network of our Scientific Advisory Board. We intend to develop, promote, and position our technologies as commercially viable methods of reducing greenhouse gas emissions. Our direct marketing efforts will involve media and analyst communication and contact with multiple decision makers, including chief executive officers, presidents, vice presidents and operations managers. We will seek opportunities to place our brand in industry specific publications, press releases, authored articles, internet publications, online promotions and web-blogs.

Competition

Our competition consists of a number of small companies capable of competing effectively in the alternative energy market as well as several large companies that possess substantially greater financial and other resources than we do. Many of these competitors are substantially larger and better funded than us, and have significantly longer histories of research, operation and development. Our competitors include technology providers or energy producers using biomass combustion, biomass anaerobic digestion, geothermal, solar, wind, new hydro and other renewable sources.

There is well established competition in the traditional energy business from electric utilities and other energy companies who have substantially greater financial resources than we do. These competitors, either alternative energy companies or traditional energy companies, may be able to offer energy products more competitively priced and more widely available than ours and also they may have greater resources to create or develop new technologies and products than us. Therefore, there is no assurance that we will be successful in competing with existing and emerging competitors in the alternative energy industry or traditional energy industry.

We plan to identify business opportunities with interested parties and potential customers by networking and participating in conferences and exhibitions related to greenhouse gas emissions reduction and alternative energy sources and technologies. The strategic and geographical focus of our business is currently in North America. We believe that one of our competitive advantages is our online carbon reduction marketplace which brings energy/carbon reduction products/services providers into direct contact with consumers and enables facilitation of business contacts. The focus of our online carbon reduction marketplace is not on business to business carbon trading, as is the case with many of our competitors.

While the competitors may be operating similar business models, we plan to build our competitive position in the industry through the following ways:

  build our Scientific Advisory Board with skilled and proficient professionals;
  develop and acquire technologies to secure sustainable fuel supply chains;
  provide a comprehensive range of services;
  provide marketing and promotion services for the public awareness and reputation of sustainability initiatives.

However, since we are a newly-established company, we face the same problems as other new companies starting up in an industry. Our competitors may develop similar technologies to ours and use the same methods as we do and generally be able to respond more quickly to new or emerging technologies and changes in legislation and regulations relating to the industry. Additionally, our competitors may devote greater resources to the development, promotion and sale of their technologies or services than we do. Increased competition could also result in loss of key personnel, reduced margins or loss of market share, any of which could harm our business.

Research and Development

Since our inception, we have researched and developed plans for our carbon reduction marketplace and we intend to continue this development. We expect to spend approximately $410,000 in the research and development of our carbon market place over the next 12 months.

If we are successful in acquiring carbon-reducing technologies, we plan to retain a number of technical consultants and scientific advisors to help us develop and commercialize such technologies. We anticipate that we will incur modest expenses on research and development in carbon-reducing technologies over the next twelve months.

Intellectual Property

We have not filed for any protection of our trademark. We own the copyright of our logo and all of the contents of our website, www.mantraenergy.com.

Government Regulations

Some aspects of our intended operations will be subject to a variety of national, federal, provincial, state and local laws, rules and regulations in North America and worldwide relating to, among other things, worker safety and the use, storage, discharge and disposal of environmentally sensitive materials. For example, there is a federal law, the Resource Conservation Recovery Act (“RCRA”). RCRA is the principal legislation regulating hazardous waste generation, management and disposal. Under some of the laws regulating the use, storage, discharge and disposal of environmentally sensitive materials, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Laws of this nature often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of hazardous or toxic substances. These laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. The costs arising from compliance with environmental and natural resource laws and regulations may increase operating costs for both us and our potential customers. We are also subject to safety policies of jurisdictional-specific Workers Compensation Boards and like agencies regulating the health and safety of workers.

In addition to the forgoing, in the future our US, Canadian and global operations may be affected by regulatory and political developments by federal, state, provincial and local laws and regulations including but not limited to restrictions on trading of offset credits, verification of offset projects and related offset credits, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and joint ventures or other strategic alliances controls.

We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our intended business. At this time, we do not anticipate any material capital expenditures to comply with environmental or various regulations and requirements.

While our intended projects or business activities have been designed to produce environmentally friendly green energy or other alternative products for which no specific existing regulations present barriers on our proposed business, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our technologies or products or services, which could have a material adverse effect on our results of operations.

Employees and Consultants

As of October 15, 2007, we have 5 full time consultants providing services to us in the areas of management, business development and administration. Our Chief Executive Officer and our Chief Financial Officer work as full time consultants in the areas of business development and management. We also engage independent contractors in the areas of accounting, legal, auditing services, graphic design services, investor relations, corporate development, and technology and general policy advising.

Over the next 12 months, we anticipate that Mantra or its subsidiaries will add approximately 4 part time consultants as members of our scientific advisory board and 15 full time consultants or employees in the areas of programming, software development, research, technology evaluation, sales, marketing and environmental science consulting.

Management's Discussion and Analysis or Plan of Operation

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statement of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Results of Operations

Lack of Revenues

We were incorporated on January 22, 2007 and had limited operational history. Since our inception on January 22, 2007 to August 31, 2007, we have never generated any revenues. As of August 31, 2007, we had total current assets of $188,183 and total current liabilities of $66,285, creating a working capital surplus of $121,898 as at August 31, 2007. As of May 31, 2007, we had total assets of $27,146 and total liabilities of $22,239. We plan to purchase alternative energy sources and energy production technologies and develop our carbon commoditization business. However, we anticipate that we will incur substantial losses over the next year and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

We accumulated total expenses of $278,866 from January 22, 2007 (date of inception) to August 31, 2007, including $2,923 in amortization, $39,455 in consulting fees, $29,554 in professional fees, $7,856 in rent and $199,078 in general and administrative expenses. For the three months ended August 31, 2007, we incurred total expenses of $248,272, including $1,600 in amortization, $36,497 in consulting fees, $16,000 in professional fees, $7,111 in rent and $187,064 in general and administrative expenses. We accumulated total expenses of $30,594 from January 22, 2007 (date of inception) to the fiscal year end on May 31, 2007, including $1,323 in amortization, $2,958 in consulting fees, $13,554 in professional fees, $745 in rent and $12,014 in general and administrative expenses.

Our general and administrative expenses consist of bank charges, travel, meals and entertainment, foreign exchange, office maintenance, communication expenses (cellular, internet, fax, and telephone), courier, postage costs and office supplies. Our professional fees include legal, accounting and auditing fees.

Net Loss

Since our inception on January 22, 2007 to August 31, 2007, we have incurred net loss of $278,866. For the three months ended August 31, 2007, we incurred net loss of $248,272. Since our inception on January 22, 2007 to the fiscal year end on May 31, 2007, we incurred net loss of $30,594. Our net loss per share was $0.014 since our inception on January 22, 2007 to August 31, 2007, $0.002 from January 22, 2007 (date of inception) to May 31, 2007, and $0.013 for the three months ended August 31, 2007.

Plan of Operation

Our corporate strategy for the next 12 months includes the following:

  Acquire alternative energy sources and energy production technologies and market these technologies;
  Hire consultants to contact companies with carbon dioxide waste streams;
  Enter into technology licensing arrangements with energy producers and energy production technology distributors;
  Install our products and use them to create valuable chemicals produced with our technologies;
  Sell our technologies to other companies within exclusive geographic territories;
  Develop our promotional and marketing services through our wholly owned subsidiary Mantra Media;
  Develop our carbon credit business through our wholly owned subsidiary, Carbon Commodity Corp; and
  Through our wholly-owned integration-focused subsidiary, Climate ESCO, develop our energy service solutions business.

Carbon Commodity Corp.

It is anticipated that through our wholly owned subsidiary Carbon Commodity Corp. we will incur the following expenses in developing our online carbon reduction marketplace and acquiring and implementing our carbon calculator over the next 12 months (beginning October 2007).

Description	Target completion date or period	Estimated Expenses ($)
Evaluation of a carbon footprint assessment software	October 31, 2007	10,000
Acquisition of a carbon footprint assessment software	December 15, 2007	45,000
Marketing plan	December 31, 2007	10,000
Integrate carbon calculator into carbon marketplace	March 31, 2008	45,000
6 month total		110,000
Legal costs	April 15, 2008	25,000
Research personnel	12 months	200,000
Full launch of the online reduction marketplace	May 1, 2008	500,000
Further development of the carbon calculator	May 15, 2008	100,000
Conference attendance	July 15, 2008	30,000
Preliminary marketing and industry exposure	August 31, 2008	50,000
Further marketing and industry exposure	October 31, 2008	120,000
12 month total		1,135,000

Mantra Energy Alternatives

The goal of our wholly owned subsidiary Mantra Energy Alternatives is to complete the evaluation and possible acquisition of the TPS Processor and the ERC Technology and to review other technologies for potential acquisition.

TPS Processor

If we are successful in acquiring the TPS Processor, we intend to retain the inventor of the technology, Dr. Raza Iravani of the University of Toronto, to further develop the technology and optimize the process so that anticipated further refinements are concluded on a timely basis. Our plans are to evaluate this technology, negotiate its acquisition, and, if we are successful in acquiring or licensing it, take further steps. Our anticipated costs and timeline (for the next 12 months) for the TPS Processor are outlined in the table below.

Description	Target completion date or period	Estimated Expenses ($)
Evaluation visit to University of Toronto	October 31, 2007	10,000
Independent technology evaluation	November 30, 2007	15,000
Legal costs for license negotiation	December 31, 2007	10,000
Marketing plan	March 31, 2008	15,000
6 month total		50,000
Manufacture of two TPS Processor systems	April 15, 2008	30,000
Research personnel	12 months	130,000
Evaluation of European data	April 30, 2008	30,000
Production engineering	May 15, 2008	100,000
Installation of North American test facility	June 30, 2008	45,000
Conference attendance	July 15, 2008	30,000
Preliminary marketing and industry exposure	August 31, 2008	60,000
Further marketing and industry exposure	October 31, 2008	120,000
12 month total		595,000

At the conclusion of this initial phase, an assessment will be made of the projects progress and whether a commercial licensing arrangement can be entered into. In the event further evaluation time is required we would still have six month to carry out such evaluation prior to expiry of our agreement with the University of Toronto.

Electro Reduction of Carbon (ERC)

If we are successful in acquiring the requisite rights and retaining the inventors of the ERC technology as consultants, we anticipate that we will incur the following expenses over the next 12 months (beginning October 2007):

Description	Target completion date or period	Estimated Expenses
Acquisition of ERC technology	November 15, 2007	15,000
Independent technology evaluation	November 30, 2007	12,000
Preliminary market study	March 31, 2008	3,000
6 month total		30,000
Legal costs	12 months	30,000
Equipment costs	12 months	150,000
Research personnel	12 months	100,000
Laboratory testing	April 15, 2008	50,000
Optimization	June 30, 2008	70,000
Conference attendance	July 31, 2008	20,000
Preliminary marketing and industry exposure	August 31, 2008	30,000
Further marketing and industry exposure	October 31, 2008	60,000
12 month total		540,000

Climate ESCO

It is anticipated that through our wholly owned subsidiary Climate ESCO we will incur the following expenses on our energy system design and development services business over the next 12 months (beginning October 2007).

Description	Target completion date or period	Estimated Expenses ($)
Preliminary market study	November 30, 2007	10,000
Development of marketing plan	March 31, 2008	35,000
6 month total		45,000
Legal costs	12 months	10,000
Consulting personnel	12 months	200,000
Conference attendance	April 30, 2008	20,000
Full launch of energy system design and development services	August 31, 2008	160,000
Preliminary marketing and industry exposure	September 30, 2008	30,000
Further marketing and industry exposure	October 31, 2008	60,000
12 month total		525,000

Mantra Media

Through our wholly owned subsidiary Mantra Media, our management expects that we will incur the following expenses on our promotional, media and marketing services business over the next 12 months (beginning October 2007).

Description	Target completion date or period	Estimated Expenses ($)
Preliminary market study	December 31, 2007	10,000
Development of marketing plan	March 31, 2008	25,000
6 month total		35,000
Legal costs	12 months	5,000
Consulting personnel	12 months	50,000
Conference attendance	June 30, 2008	5,000
Full launch of energy system design and development services	August 31, 2008	90,000
Preliminary marketing and industry exposure	September 30, 2008	10,000
Further marketing and industry exposure	October 31, 2008	30,000
12 month total		225,000

Mantra Wind

Through Mantra Wind, we anticipate that we will incur the following expenses on our wind farm business over the next 12 months (beginning October 2007).

Description	Target completion date or period	Estimated Expenses
Evaluation of wind turbine technology	November 15, 2007	10,000
Acquisition of wind turbine technology	November 30, 2007	40,000
Preliminary marketing study	March 31, 2008	20,000
6 month total		70,000
Legal costs	12 months	20,000
Equipment costs	12 months	150,000
Research personnel	12 months	100,000
Laboratory testing	May15, 2008	50,000
Preliminary development of wind farms	August 31, 2008	170,000
Conference attendance	September 15, 2008	20,000
Preliminary marketing and industry exposure	September 30, 2008	10,000
Further marketing and industry exposure	October 31, 2008	30,000
12 month total		620,000

There is limited historical financial information about us upon which to base an evaluation of our performance. We are in the start-up stage phase and have generated no revenues. We cannot guarantee that we will be successful in our business operations. Our business is subject to the usual risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We intend to acquire technologies, products and services by payment of cash or our equity securities or by purchasing a company. Also, we plan to enter into joint ventures, partnerships or strategic acquisition for the development and commercialization of our technologies. Even though we plan to raise capital by equity or debt financing, we believe that debt financing may not be a viable alternative as we do not have tangible assets upon which to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged as yet and we cannot provide investors with any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operation and exploration activities. In the absence of such financing, we will not be able to purchase technologies, or to carry out a carbon reduction marketplace business. Even if we are successful in obtaining equity financing to fund our operation and exploration, there is no assurance that we will obtain the funding necessary to pursue any advanced expansion of our proposed business plan. If we do not continue to obtain additional financing, we will be forced to abandon our properties, our plan of operation and the expansion of our business.

We may consider entering into joint venture, partnership or other strategic alliances to provide the required funding to fully carry out our business plan. If we enter into a joint venture, partnership, or other strategic alliances, we would likely have to assign a percentage of our interest in the business to the partner. The assignment of the interest would be conditional upon contribution by the partner of sufficient capital to enable us to proceed fully with our business plans and any future expansion of the business. We currently do not have any commitments or agreements regarding partnership, joint ventures or other strategic alliances. Our management is also unable to predict whether or when any strategic transactions will occur or the likelihood of any particular transaction being completed on favorable terms and conditions. Partnership, joint ventures or other strategic transactions may present financial, managerial and operational challenges. Any failure to integrate new businesses or manage any new alliances successfully could adversely affect our business and financial performance.

Liquidity and Capital Resources

We only have limited operations and are solely dependent on the funds raised through our equity or debt financing. At August 31, 2007 we had cash of $180,838 in our bank accounts. At August 31, 2007, we had a working capital surplus of $121,898. Our accumulated deficit was $278,866 as at August 31, 2007. Our net loss of $278,866 from January 22, 2007 (date of inception) to August 31, 2007 was funded by our equity financing. The increase in cash for the three months ended August 31, 2007 was $166,856 mainly due to the sale of our common stock for cash of $395,040. Since our inception on January 22, 2007 to October 15, 2007, we raised $442,420 from the sale of our common stock.

Date of issuance	Type of security issued	Number of securities issued	Price per security ($)	Total funds received ($)

January 2007	Common	15,000,000 (1)	0.00001	300
	Shares
	Common	1,750,000	0.02	35,000
	Shares
May 2007
	Common	10,000 (2)	-	For services
	Shares
	Common	1,221,500	0.10	122,150
	Shares
July 2007
	Common	0 (3)	-	For services
	Shares

August 2007	Common	1,102,000	0.25	275,500
	Shares
	Common	37,878	0.25	9,470
	Shares
September	Common	100,000	-	For services
2007	Shares
	Options	250,000	-	For services
October 2007	Options	250,000	-	For services
Total Common		19,432,578		442,420
Shares
Total Options		500,000 (4)		-

(1) On January 23, 2007, we issued 30,000,000 shares of our common stock to 0770987 BC Ltd., a company controlled by Larry Kristof, our President, CEO, CFO and director at $0.00001 per share for cash proceeds of $300. On July 12, 2007, 15,000,000 of the shares of our common stock issued to 0770987 BC Ltd. were cancelled.

(2) On May 28, 2007, we issued 20,000 shares of our common stock to an individual with a fair market value of $400 for consulting services. On September 7, 2007, the 10,000 shares of our common stock issued for consulting services were cancelled due to the cancellation of the consulting agreement.

(3) On July 6, 2007, we issued 25,000 shares of our common stock to an individual with a fair market value of $2,500 for consulting services. On September 7, 2007, the 25,000 shares of our common stock issued for consulting services were cancelled due to the cancellation of the consulting agreement.

(4) As of October 15, 2007 we have issued options to purchase up to 500,000 common shares. However, we have agreed to issue several consultants options to purchase up to 400,000 common shares on January 1, 2008. The 400,000 options will be issued and will vest on January 1, 2008 and be exercisable at $0.25 per share until January 1, 2010 or upon the termination of consulting agreements, whatever occurs earlier.

For the three months ended August 31, 2007, we used net cash of $19,501 in investing activities and we used net cash of $207,031 in operating activities. We also received net cash of $395,040 from financing activities, including private placements at $0.10 per share and $0.25 per share. For the three months ended August 31, 2007, our monthly cash requirement was approximately $76,000 in operating and financing activities. As of August 31, 2007, we had cash of $180,838, which will only cover two months of expenses according to our current monthly burn rate.

We expect to require approximately $3,640,000 in financing to acquire and develop technologies and launch the online carbon reduction marketplace over the next 12 months (beginning October 2007), as follows:

Estimated
Description	expenses
($)

Completion, full launch and development of an online	1,135,000
carbon reduction marketplace

Acquisition, development and marketing of TPS	595,000
Processor

Acquisition, development and marketing of ERC
Technology	540,000

Development of the end-to-end energy services	525,000
business

Development of the promotional and marketing service	225,000
business
Preliminary development of Wind Farms	620,000
Total	3,640,000

Our other planned operational expenses for the next twelve months (beginning October 2007) are summarized as follows:

Description	Target completion date or period	Estimated expenses ($)
Attendance at Carbon Forum	November 15, 2007	6,000
Attendance at Fuel Cell Forum	November 30, 2007	7,000
Completion of road shows	December 31, 2007	26,000
Management and consulting fees
(including expenses of the proposed	12 months	430,000
Scientific Advisory Board)
Raise additional private or public equity	September 30, 2008	176,000
(legal, accounting and marketing fees)
General and Administrative Expenses	12 months	115,000
Total		760,000

At present, our cash requirements for the next twelve months outweigh the funds available to maintain or develop our operations. Of the $4,400,000 that we need for the next 12 months, we had $180,838 in cash as of August 31, 2007. In order to fully carry out our business plan, we need additional financing of approximately $4,220,000 for the next 12 months. In order to improve our liquidity, we intend to pursue additional equity financing from private investors or possibly a registered public offering. We intend to negotiate with our management and consultants to pay parts of salaries and fees with stock and stock options instead of cash. There can be no assurance we will be successful in our efforts to secure additional equity financing. If we are unable to raise equity or obtain alternative financing, we may not be able to continue operations with respect to the continued development and marketing of our company and our subsidiaries and we may not be able to continue our operations and our business plan may fail. You may lose your entire investment.

If operations and cash flow improve through these efforts, management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will be removed only when revenues have reached a level that sustains our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Foreign Currency Translation

Our functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. We have not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Stock-based Compensation

We have adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. We did not issue any stock options since our inception to May 31, 2007. Accordingly, there was no effect on our reported loss from operations, cash flows or loss per share as a result of SFAS No. 123R. However, as of October 15, 2007, we issued 500,000 stock options to several consultants for their consulting services.

Description of Property

Our principal executive offices are located at 1205 – 207 West Hastings Street, Vancouver, British Columbia, Canada V6B 1H7. The office is approximately 1,689 square feet in size. On May 1, 2007, we entered into a lease agreement for premises in Vancouver, Canada. On July 1, 2007 we had an amendment of the lease agreement to increase the original size of approximately 463 square feet to 1,689 square feet. Pursuant to the amendment, we have a term of two years and five months which ends on September 30, 2009. We pay a monthly rent of approximately $2,300 commencing on July 1, 2007 to September 30, 2008, and approximately $2,530 from October 1, 2008 to September 30, 2009.

Certain Relationships and Related Transactions

On January 23, 2007, we issued 30,000,000 shares of our common stock to 0770987 BC Ltd., a company controlled by Larry Kristof, our President, CEO and director at $0.00001 per share for cash proceeds of $300. On July 12, 2007, 15,000,000 of the shares of our common stock issued to 0770987 BC Ltd. were cancelled.

As at August 31, 2007, we are indebted to Larry Kristof, our President for $2,562 representing expenses paid on our behalf. This amount is unsecured, non-interest bearing and has no repayment terms.

Other than as described above, and as disclosed in our section entitled “Executive Compensation”, below, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last fiscal years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of October 15, 2007, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of October 15, 2007, there were 19,432,578 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
Title of Class	Name and Address of	Nature of	Percent of
	Beneficial Owner	Beneficial	Class
		Ownership	(%)
Common	Larry Kristof (1)	15,125,000 (2)	78
	1209 - 207 W. Hastings Street
	Vancouver, BC, Canada
	V6B 1H7
Common	David Warren (3)	150,000 (4)	(5)
	1269-3rd Street
	West Vancouver, BC, Canada
	V7S 1H8
	John Russell (6)
	3842 West 30th
	Vancouver, BC, Canada	None	0
	V6S 1X1
	Fred Mandl
	#704-1159 Main Street
	Vancouver, BC, Canada	50,000 (6)	(5)
	V6A 4B6
	All Officers and Directors as	15,325,000	78
	a Group

(1) Larry Kristof is our director, President and CEO.
(2) This figure represents 15,000,000 shares held by 0770987 BC Ltd., a company over which Mr. Kristof has voting and investment control, and 125,000 shares held by Kelly Kristof, the spouse of Mr. Kristof.
(3) David Warren is our Chief Financial Officer and Chief Operations Officer.
(4) Includes options to purchase 150,000 common shares at $0.25 per share until September 1, 2009 or upon the termination of his consulting agreement, whichever occurs earlier.
(5) Less than 1%
(6) John Russell is our VP of Technology Evaluation
(7) Fred Mandl is our VP of Systems Development
(6) Includes options to purchase 50,000 common shares at $0.25 per share until October 5, 2009 or upon the termination of his consulting agreement, whichever occurs earlier.

Changes in Control

There are currently no arrangements or agreements which would result in a change in control of Mantra.

Description of Securities

Our authorized capital stock consists of 100,000,000 common shares, $0.00001 par value and 20,000,000 preferred shares, par value $0.00001.

Common Stock

As of October 15, 2007, we have 19,432,578 shares of our common stock outstanding and options to purchase 500,000 common shares at $0.25 per share outstanding. We do not have any outstanding warrants, or other convertible securities. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for dividends. Since our inception to October 15, 2007 no dividends have been declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.00001 par value preferred stock. As of October 15, 2007, we do not have any outstanding preferred shares. On September 19, 2007, our Board of Directors approved a resolution and established a protocol for the attachment of preferential rights to the preferred stock. According to the resolution, the sole director or a majority of the Board of Directors (as the case may be) shall, without approval from the common shareholders, have the sole authority to determine and attach any preferential rights to the preferred stock, which rights shall be so determined and attached upon issuance of the applicable preferred shares, the whole of which is subject to the requirements of Chapter 78 of the Nevada Revised Statutes.

Stock Transfer Agent

We have engaged Island Stock Transfer to serve as our registrar and stock transfer agent.

Shares Eligible for Future Sale

The 5,072,578 shares of common stock being registered in this offering will be freely tradable without restrictions under the Securities Act. A total of 875,000 common shares being registered are controlled solely or jointly by Larry Kristof, our President, CEO and director.

Of the 14,360,000 shares of our issued common stock that are not being registered in this Prospectus, none have been held for more than a year by any of the shareholders. Those 14,360,000 unregistered shares consist of the following:

  14,250,000 common shares have been held by 0770987 B.C. Ltd., a company controlled by Larry Kristof, our President, Chief Executive Officer and director;
  110,000 common shares held by five consultants for less than a year.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us.

Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

Sales may only be made under Rule 144 where there is available adequate current public information with respect to the issuer of the securities in accordance with Rule 144(c)(1). Rule 144(c)(1) deems such information to be available if either the issuer has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), or has been subject to the reporting requirements of Section 13 of the Exchange Act for a period of at least 90 days immediately preceding the sale of the securities and has filed all the reports required to be filed under the Exchange Act during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports).

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the OTC Bulletin Board, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

The 14,350,000 outstanding restricted common shares held by our director, affiliates and non-affiliates that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The 500,000 common un-issued shares underlying the 500,000 options that we have granted and which are not being registered in this Prospectus will be subject to the sale limitations imposed by Rule 144 as those options are exercised. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Legal Proceedings

We are not aware of any pending legal proceedings which involve us or any of our properties or subsidiaries.

Interest of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Mantra or any of our subsidiaries. Additionally, no such expert or counsel was connected with Mantra or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Accountants

Our audited Financial Statements for the year ended May 31, 2007 have been included in this Prospectus in reliance upon Jorgensen & Co, Independent Registered Public Accounting Firm, as experts in accounting and auditing. We have also included our interim unaudited financial statements for the quarter ending August 31, 2007.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by of the law firm Bacchus Corporate and Securities Law.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner such person reasonably believed to be in our best interest or if such had no reason to believe that his or her conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person to be indemnified, we must indemnify such person against all expenses incurred, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful..

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction determining, after exhaustion of all appeals therefrom, to be liable to us or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to apply for quotation of our common stock on the OTC Bulletin Board, once our Prospectus has been declared effective by the SEC. However, we cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. Spartan Securities has agreed to sponsor our securities and submit an application on our behalf to the OTC Bulletin Board upon effectives of this Prospectus. Even though we have secured a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board which would render us unable to develop a trading market for our common stock.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Holders

As of October 15, 2007, there were 69 holders of record of our common stock.

Dividends

To date, we have not paid any dividends on our common shares and do not expect to declare or pay any dividends on our common shares in the foreseeable future. Payment of any dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

Equity Compensation Plans

As of October 15, 2007 we do not have any equity compensation plans in effect.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officer who held this position during the last fiscal year, and each other executive officer whose total cash compensation exceeds $100,000:

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
(a)	(b) (1)	(c) (2)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry Kristof, President, CEO& Director	2007	15,000	Nil	Nil	Nil	Nil	Nil	Nil	15,000

(1) From our inception on January 22, 2007 to May 31, 2007.
(2) Paid as consulting fees

Option Grants in the Last Fiscal Year

We did not grant any options or stock appreciation rights to our named executive officers or directors in the period from January 22, 2007 to May 31, 2007.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

None of the named executive officers exercised any of their stock options during the period from our inception on January 22, 2007 to May 31, 2007. As of October 15, 2007, David Warren, our CFO and COO, owned options to purchase 150,000 shares of our common stock at $0.25 per share until September 1, 2009 or upon the termination of his consulting agreement, whatever occurs earlier. We also agreed to issue Mr. Warren the balance of 150,000 options on January 1, 2008 pursuant to the consulting agreement. None of other named executive officers or directors owned any of our derivative securities.

Consulting Agreements

On September 1, 2007 we entered into a consulting agreement with Larry Kristof as President and Chief Executive Officer. The agreement provides that Mr. Kristof is entitled to receive a monthly salary of $7,500. The agreement may be terminated on two weeks notice by either party.

From our inception to May 31, 2007, we paid $21,550 as consulting fees to 100772 Canada Ltd., a company controlled by David Warren, our CFO and COO. On September 1, 2007 we entered into a consulting agreement with David Warren as Chief Executive Officer and Chief Operations Officer. The agreement provides that Mr. Warren is entitled to receive a monthly consulting fee of $15,000. The agreement can be terminated by either party on two weeks notice.. Pursuant to the consulting agreement, we agreed to issue options to purchase up to 300,000 shares of our common stock to Mr. Warren. On September 1, 2007, we issued 150,000 options to Mr. Warren and we are obligated to issue the balance of 150,000 options on January 1, 2008. The options are exercisable at $0.25 per share for two years or upon the termination of the agreement, whichever occurs earlier.

On September 1, 2007 we entered into a consulting agreement with Fred Mandl regarding his services as our Vice President of Systems Development. Pursuant to that consulting agreement we agreed pay Mr. Mandl approximately $2,750 per month in the months during which he provides his services to us, pro-rated on a daily basis for partial months. We also agreed to issue to Mr. Mandl 50,000 options upon execution of the consulting agreement, and 50,000 on January 1, 2008, with each option to purchase one common share in our capital stock exercisable within two years of their issuance or until termination of the consulting agreement, whichever is earlier. Either party may terminate the consulting agreement on two weeks notice.

On September 1, 2007 we entered into a consulting agreement with John Russell regarding his services as our Vice President of Technology Evaluation. Pursuant to the agreement we agreed pay Mr. Russell approximately $2,500 per month. We also agreed to issue to Mr. Russell 100,000 options on January 1, 2008, with each option to purchase one common share in our capital stock exercisable within two years of their issuance or until termination of the consulting agreement, whichever is earlier. Either party may terminate the agreement on two weeks notice.

Compensation of Directors

Our sole director did not receive any compensation for his service as a director during the fiscal year ended May 31, 2007. He also did not receive any compensation for his service as a director during the quarter ended August 31, 2007. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our Board of Directors or a compensation committee which may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Financial Statements

Our audited consolidated financial statements for the period from our inception on January 21, 2007 to May 31, 2007 together with our unaudited interim consolidated financial statements for the quarter ending August 31, 2007 follow, commencing on page F-1.

Mantra Venture Group Ltd.
(A Development Stage Company)

Financial Statement Index

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Mantra Venture Group Ltd.
(a development stage company)
Vancouver, BC, Canada

We have audited the accompanying consolidated balance sheet of Mantra Venture Group Ltd., a Nevada corporation, as of May 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 22, 2007 (inception) to May 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mantra Venture Group Ltd. (a development stage company) as of May 31, 2007, and the results of its operations and its cash flows for the period from January 22, 2007 (inception) to May 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the exploration stage, has not yet achieved profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters set forth in Note 2, raise substantial doubt that the Company will be able to continue as a going concern. Management’s plan to address these matters is disclosed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Also, we have reviewed the accompanying interim financial information of Mantra Venture Group Ltd. as of August 31, 2007, and for the three-month period then ended. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

JORGENSEN & CO.
(a registered pubic accounting firm)
September 20, 2007
Bellevue, Washington

Mantra Venture Group Ltd.
(A Development Stage Company)
Consolidated Balance Sheets
As of May 31, 2007 and August 31, 2007
(Expressed in US Dollars)

		Unaudited
	May 31,	August 31,
Assets	2007	2007
Cash	$13,982	$180,838
Taxes receivable	357	6,402
Security Deposit	932	943
Total Current Assets	15,271	188,183
Property and Equipment, net (Note 3)	11,875	29,776
Total Assets	27,146	217,959
Liabilities and Stockholders’ Equity
Liabilities
Accounts payable and accrued liabilities	8,794	63,723
Due to related parties (Note 4)	13,446	2,562
Total Liabilities	22,239	66,285
Commitments and Contingencies (Notes 1 and 6)
Stockholders’ Equity
Preferred Stock:
Authorized: 20,000,000 shares, $0.00001 par value	–
Issued and outstanding: No shares
Common Stock:
Authorized: 100,000,000 shares, $0.00001 par value
Issued and outstanding: 31,770,000 shares	168	190
Additional Paid In Capital	35,332	430,350
Deficit Accumulated in the Development Stage	(30,594)	(278,866)
Total Stockholders’ Equity	4,906	151,674
Total Liabilities and Stockholders’ Equity	$27,146	$217,959

(The accompanying notes are an integral part of these financial statements)

Mantra Venture Group Ltd.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US Dollars)

		Unaudited	Unaudited
	January 21,	June 1,	January 21,
	2007	2007	2007
	(Inception)	to August 31,	(Inception)
	to May 31,	2007	to August 31,
	2007		2007

Revenues	$-	$-	$-

Expenses

Amortization	$1,323	$1,600	$2,923
Consulting	2,958	36,497	39,455
Professional fees	13,554	16,000	29,554
General & administrative	12,014	187,064	199,078
Rent	745	7,111	7,856

Total Expenses	30,594	248,272	278,866

Net Loss	$(30,594)	$(248,272)	$(278,866)

Net Loss Per Share – Basic and Diluted	$(0.002)	$(0.013)	$(0.014)

Weighted Average Shares Outstanding	18,108,000	19,087,760	19,087,760

(The accompanying notes are an integral part of these financial statements)

Mantra Venture Group Ltd.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US Dollars)

		Unaudited	Unaudited
	January 21,	June 1,	January 21,
	2007	2007	2007
	(Inception)	to August 31,	(Inception)
	to May 31,	2007	to August 31,
	2007		2007

Operating Activities

Net loss
	$(30,594)	$(248,272)	$(278,866)
Adjustments to reconcile net loss to cash used in
operating activities:
Amortization	1,323	1,600	2,923
Services for shares	200		200
Change in operating assets and liabilities:
Accounts receivable	(357)	(6,045)	(6,402)
Prepaid expenses	(932)		(932)
Accounts payable and accrued liabilities	8,794	54,929	63,723
Due to related parties	13,446	(10,884)	2,562
Net Cash Used In Operating Activities	10,516	(207,031)	(237,756)

Investing Activities	-	-	-

Purchase of property and equipment	(13,198)	(19,501)	(32,699)
Net Cash Used In Investing Activities	(13,198)	(19,501)	(32,699)

Financing Activities

Proceeds from issuance of common stock	35,300	395,040	430,340
Net Cash Provided By Financing Activities	35,300	395,040	430,340

Increase in Cash	32,618	166,856	199,474

Cash - Beginning of Period	–	13,982	-
Cash - End of Period	$13,982	$180,838	$180,838

Supplemental Disclosures
Interest paid	none	none	none
Income taxes paid	none	none	none

(The accompanying notes are an integral part of these financial statements)

Mantra Venture Group Ltd.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(Expressed in US Dollars)

For the period
June 01, 2007
to August 31,
2007
$
Operating Activities

Net loss	(248,272)

Adjustments to reconcile net loss to cash used in operating
activities:
Amortization	1,600

Change in operating assets and liabilities:
Accounts receivable	(5,685)

Accounts payable and accrued liabilities	54,929
Due to related parties	(10,884
Net Cash Used In Operating Activities	(208,312)

Investing Activities
Purchase of property and equipment	(19,501)
Net Cash Used In Investing Activities	(19,501)

Financing Activities

Proceeds from issuance of common stock	394,669
Net Cash Provided By Financing Activities	394,669
Increase in Cash	166,856

Cash - Beginning of Period	13,982
Cash - End of Period	180,838

Supplemental Disclosures
Interest paid	–
Income taxes paid	–

(The accompanying notes are an integral part of these financial statements)

F-5

Mantra Venture Group Ltd.
(A Development Stage Company)
Consolidated Statement of Other Stockholder Equity
(Expressed in US Dollars)

				Deficit
				Accumulated
			Additional	in the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Totals

Balance, January 22, 2007	$–	$–	$–	$–	$–
Common stock issued for cash at $0.00002 per share	15,000,000	$150	$150	$-	$300
Common stock issued for cash at $0.02 per share	1,750,000	18	34,983	–	35,000
Common stock issued for services at $0.02 per share	10,000	–	200	–	200
Net loss for period ending May 31, 2007				(30,594)	(30,594)
Balance, May 31, 2007	16,760,000	168	35,332	(30,594)	4,906
Shares for cash, $0.10 per share	1,246,000	12	124,588		124,600
Shares for cash, $0.25 per share	1,081,760	11	270,429		270,440
Net loss for quarter ending August 31, 2007				(248,272)	(248,272)
Balance, August 31, 2007 (unaudited)	19,087,760	$190	$430,350	$(278,866)	$151,674

(The accompanying notes are an integral part of these financial statements)

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 financial statements are unaudited

1.	Nature of Operations and Continuance of Business

The Company was incorporated in the state of Nevada on January 22, 2007 to acquire and commercially exploit various new energy related technologies through licenses and purchases. The Company is a development stage company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises,” in the business of developing and providing energy alternatives.

The Company has yet to acquire commercially exploitable energy related technology and has not generated revenues since inception. Management’s plan to continue operations includes raising additional equity capital through private and public offerings of it common stock and to eventually obtain profitable operations

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Mantra Energy Alternatives Ltd., incorporated in the state of Nevada on May 22, 2007. All significant intercompany balances and transactions have been eliminated. The Company’s fiscal year-end is May 31.

	b)	Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	c)	Basic and Diluted Net Earnings (Loss) Per Share

The Company computes net earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2007, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

F–6

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 financial statements are unaudited

2.	Summary of Significant Accounting Policies (continued)

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Financial Instruments

The fair values of financial instruments, which include cash, accounts receivable, prepaid expenses, accounts payable and accrued liabilities, and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	g)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	h)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	Stock-based Compensation

The Company has adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company has not issued any stock options since its inception. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of SFAS No. 123R.

	j)	Property and Equipment

Property & equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of the related asset. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

	k)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

F–7

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 financial statements are unaudited

2.	Summary of Significant Accounting Policies (continued)

	l)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Property and Equipment

			May 31, 2007
		Accumulated	Net carrying
	Cost	depreciation	value

Automobile	11,938	1,323	10,615
Office furniture and equipment	1,260	–	1,260
	$13,198	$696	$11,875

The Company’s automobile is depreciated on a straight line basis over its 3 year estimated economic life after deducting an estimated $4,000 salvage value. Office furniture and equipment were acquired at or near the end of the Company’s fiscal year end and no depreciation was recorded for fiscal 2007.

4.	Related Party Balances/Transactions

As at May 31, 2007, the Company is indebted to the President of the Company for $13,446, representing expenses paid on behalf of the Company. This amount is unsecured, non-interest bearing and has no repayment terms.

5.	Common Stock and Preferred Stock

Common Stock

The Company’s authorized common shares have no conversion rights and are not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in any dividends and in any liquidation of the Company. The Company’s common shares do not carry either cumulative voting or preemptive rights.

Preferred Stock

The Company may, without approval from the common shareholders, issue up to 20,000,000 preferred shares, having a $0.00001 par value per share, in any series, rights and preferences as determined by its Sole Director of its Board of

F–8

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 financial statements are unaudited

Directors. Preferred shares may be issued that have greater voting rights than the subsidiary’s common stock thus diluting the value of any outstanding shares of common stock.

Similarly, the Company’s sole subsidiary at May 31, 2007, Mantra Energy Alternatives Ltd., may, without approval from its common shareholders, issue up to 20,000,000 preferred shares, having a $0.00001 par value per share, in any series, rights and preferences as determined by its Sole Director of its Board of Directors. Preferred shares may be issued that have greater voting rights than the subsidiary’s common stock thus diluting the value of any outstanding shares of common stock.

6.	Commitments

On May 1, 2007, the Company entered into a lease for premises in Vancouver, British Columbia, Canada. Under the terms of the lease, the Company is required to make monthly payments of $773 ($830CDN), plus applicable taxes until September 30, 2007. Thereafter, the monthly payment will increase by approximately 10% annually until September 30, 2009.

Future lease payments for the next five years are as follows:

2008	$9,878
2009	10,847
2010	3,728
2011	–
2012	–

$24,453

7.	Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward estimated to be approximately $29,500 available to offset taxable income in future years which expires beginning in fiscal 2026. Pursuant to SFAS 109, the potential benefit of the net operating loss carryforward has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

May 31,2007
Net loss before income taxes per financial statements	$30,594
Income tax rate	35%
Income tax recovery	(10,708)
Permanent differences	–
Temporary differences	383
Valuation allowance change	10,325
Provision for income taxes	$–

F–9

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 financial statements are unaudited

7.	Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities at May 31, 2007, are as follows:

May 31, 2007
Net operating loss carryforward	$29,500
Valuation allowance	(29,500)
Net deferred income tax asset	$–

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

8.	Subsequent Events

On July 12, 2007, 15,000,000 shares of common stock of 30,000,000 shares originally issued to the Company’s founder, CEO and sole Director were returned to treasury for no consideration and cancelled. The number of shares outstanding at May 31, 2007 reflects this event, reducing the number of shares for the Company’s initial capitalization to 15,000,000 shares of common stock.

Subsequent to May 31, 2007, the Company granted 100,000 shares of its common stock and options to purchase 650,000 shares of the Company’s common stock, to various employees and consultants. Each option gives the holder the right to purchase one share of common stock and is exercisable at $0.25, for two years from the date of the grant.

Subsequent to May 31, 2007, the Company organized several wholly owned subsidiary entities to conduct various aspects of its proposed business subsequent.

Subsequent to May 31, 2007, the Company sold 1,355,879 shares of its common stock in a private placement offering, raising approximately $339,000.

9.	Interim financial statements (unaudited)

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") for interim financial information. They may not include all information and footnotes required by US GAAP for complete financial statements. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made.

F–10

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Jorgensen & Co., an Independent Registered Public Accounting Firm, audited our consolidated financial statements for the period from inception to May 31, 2007. Since inception, we have had no changes in or disagreements with our accountants.

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Mantra is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article V of our bylaws, filed as Exhibit 3.2 to this Prospectus; and
  Nevada Revised Statutes (“NRS”), Chapter 78.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer,

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employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$40
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Printing and marketing expenses	100
Miscellaneous	860
Total	$46,000

Recent Sales of Unregistered Securities

Since our inception on January 22, 2007 to October 15, 2007, we completed the following sales of unregistered securities:

  On January 23, 2007, we issued 30,000,000 shares of our common stock to 0770987 BC Ltd., a company controlled by Larry Kristof, our President, CEO and director at $0.00001 per share for cash proceeds of $300. On July 12, 2007, 15,000,000 of the shares of our common stock issued to 0770987 BC Ltd. were cancelled. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On May 3, 2007, we issued 10,000 shares of our common stock to one non US investor at $0.02 per share for cash proceeds of $200. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On May 28, 2007, we issued 1,740,000 shares of our common stock to twelve non US investors at $0.02 per share for cash proceeds of $34,800 and 20,000 shares of our common stock to a non US individual with a fair market value of $400 for consulting services. On September 7, 2007, the 10,000 shares of our common stock issued for consulting services were cancelled due to the termination of the consulting agreement. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On July 6, 2007, we issued 1,221,500 shares of our common stock to fifteen non US investors and eight US investors at $0.10 per share for cash proceeds of $122,150 and 25,000 shares of our common stock to a non US individual with a fair market value of $2,500 for consulting services. On September 7, 2007, the 25,000 shares of our common stock for consulting services were cancelled due to the cancellation of the consulting agreement. These shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

  On August 21, 2007, we issued 690,000 shares of our common stock to twenty non US investors, and to two US investors at $0.25 per share for cash proceeds of $172,500. These shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

  On August 28, 2007, we issued 212,000 shares of our common stock to one non US investors and to two US investors at $0.25 per share for cash proceeds of $53,000. These shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

  On August 30, 2007, we issued 200,000 shares of our common stock to two US investors at $0.25 per share for cash proceeds of $50,000. These shares were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

  On September 1, 2007, we agreed to grant six consultants and our Chief Financial Officer a total of options to purchase 650,000 common shares at an exercisable price of $0.25 per share for their services. Of the 650,000 options, 250,000 options were vested on September 1, 2007 and the balance of 400,000 options will be vested on January 1, 2008. These vested options will be exercisable at $0.25 per share for two years or upon the termination of the consulting agreements, whatever occurs earlier. These options were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On September 6, 2007, we issued 37,878 shares of our common stock to one non US investor at $0.25 per share for cash proceeds of $9,470. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On September 27, 2007, we issued four consultants a total of 100,000 common shares with a fair market value of $0.25 per share for their consulting services. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On October 1, 2007 we issued 211,200 shares of our common stock to four non US investors at $0.25 per share for cash proceeds of $52,800. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On October 5, 2007, we issued five consultants options to purchase up to 250,000 common shares, exercisable at $0.25 per share until October 5, 2009 or upon the termination of the consulting agreements, whatever occurs earlier. These shares and options were issued without a prospectus pursuant to Regulation S of the Securities Act.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

Exhibits

Exhibit	Exhibit
Number	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Legal Opinion & Consent
10.1	Larry Kristof Consulting Agreement dated September 1, 2007
10.2	David Warren Consulting Agreement dated September 1, 2007
10.3	Fred Mandl Consulting Agreement dated September 1, 2007
10.4	John Russell Consulting Agreement dated September 1, 2007
10.5	The Governing Council of the University of Toronto Agreement dated October 1, 2007
23.1	Consent of Auditor

Undertakings

Mantra hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.

for determining liability of Mantra under the Securities Act to any purchaser in the initial distribution of the securities, Mantra undertakes that in a primary offering of securities of Mantra pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Mantra will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of Mantra relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of Mantra or used or referred to by Mantra;

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(iii) The portion of any other free writing prospectus relating to the offering containing material information about Mantra or its securities provided by or on behalf of Mantra; and

(iv) Any other communication that is an offer in the offering made by Mantra to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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Signatures

In accordance with the requirements of the Securities Act, Mantra certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on October 18, 2007.

.

By:	/s/ Larry Kristof
Larry Kristof
Director, President, Chief Executive Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

Director, President,
/s/ Larry Kristof	Chief Executive Officer	October 18, 2007
Larry Kristof

/s/ David Warren	Chief Financial Officer,	October 18, 2007
David Warren	Principal Accounting Officer

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